EXECUTION COPY

Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LINKEDIN CORPORATION,
BRIGHT MEDIA CORPORATION,
BOK CHOY ACQUISITION MERGER CORPORATION,
BOK CHOY ACQUISITION MERGER LLC,
AND
WITH RESPECT TO ARTICLES I, VI, VII AND VIII ONLY
U.S. BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT,
AND
STEVEN GOODMAN, AS STOCKHOLDER REPRESENTATIVE
Dated as of February 6, 2014, as amended

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

		Page

7.3	Amendment	74
7.4	Extension; Waiver	74

ARTICLE VIII GENERAL PROVISIONS		73

8.1	Notices	75
8.2	Interpretation	76
8.3	Counterparts	76
8.4	Entire Agreement; Assignment	76
8.5	Severability	76
8.6	Specific Performance	77
8.7	Other Remedies	77
8.8	Governing Law; Exclusive Jurisdiction	77
8.9	Rules of Construction	77
8.10	Certain Procedures for Opening an Escrow Account	77
8.11	Optional Security Measures	78
* * * * *

-iii-

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Restriction Agreements
Exhibit B	Amendment to Stock Option Agreements
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Stockholder Written Consent
Exhibit E-1	Form of Certificate of Merger (First Merger)
Exhibit E-2	Form of Certificate of Merger (Second Merger)
Exhibit F	Form of Letter of Transmittal
Exhibit G	U.S. Bank Money Market Deposit Account Description and Terms
Exhibit H	Form of Stockholder Questionnaire
Exhibit I	Merger Consideration Election Form
Exhibit J	Form of 280G Waiver
Exhibit K	Form of Director and Officer Resignation
Exhibit L	Form of FIRPTA Compliance Certificate
Exhibit M	Form of Joinder Agreement

Appendix	Description

Appendix A	Conduct Prior to the Closing
Appendix B	Conditions to the Obligations of Each Party to Effect the First Merger
Appendix C	Conditions to the Obligations of Parent and Sub I to Effect the First Merger
Appendix D	Conditions to the Obligations of the Company to Effect the First Merger

-iv-

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 6, 2014, as amended by Amendment No. 1 hereto dated as of February 13, 2014, as amended by Amendment No. 2 hereto dated as of February 20, 2014 and as amended by Amendment No. 3 hereto dated as of February 24, 2014, by and among LinkedIn Corporation, a Delaware corporation (“Parent”), Bright Media Corporation, a Delaware corporation (the “Company”), Bok Choy Acquisition Merger Corporation, a Delaware corporation and a wholly‑owned subsidiary of Parent (“Sub I”), Bok Choy Acquisition Merger LLC, a Delaware limited liability company and a wholly‑owned subsidiary of Parent (“Sub II,” and together with Sub I, the “Merger Subs”) and, with respect to Article I, Article VI, Article VII and Article VIII hereof only, U.S. Bank, National Association, as Escrow Agent and Steven Goodman, as Stockholder Representative (the “Stockholder Representative”).
RECITALS
A.    The boards of directors of each of Parent, Sub I and the Company and the managing member of Sub II believe it is advisable and in the best interests of each entity and its respective stockholders, and, with respect to Sub II, its sole member that Parent acquire the Company through the statutory merger of Sub I with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of Parent (the “First Merger”), and as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”) upon the terms and conditions set forth herein and in accordance with Delaware Law (as defined below), and in furtherance thereof, have approved this Agreement and the First Merger.
B.    It is intended that the Mergers are integrated steps in the transaction contemplated by this Agreement and will together qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.
C.    Pursuant to the First Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) (i) all of the issued and outstanding Company Capital Stock (as defined below) shall be converted into the right to receive the consideration set forth herein, (ii) certain of the issued and outstanding Company Options shall be cancelled and (iii) certain of the issued and outstanding Company Options will be assumed by Parent.
D.    A portion of the consideration otherwise payable by Parent in connection with the First Merger shall be placed into escrow by Parent as described herein as security for the indemnification obligations set forth in this Agreement.
E.    The Company, on the one hand, and Parent and the Merger Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers.
F.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and the Merger Subs to enter into this Agreement, the Key Stockholders (as defined below) shall have entered into and delivered to Parent the restriction agreements (the “Restriction Agreements”) attached hereto as Exhibit A, to be effective immediately prior to the Closing (as defined below), and with respect to one such Key Stockholder, an amendment to his stock option agreements in the form attached hereto as Exhibit B (the “Amendment to Stock Option Agreements”).

G.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, each Key Employee (as defined below) shall have entered into an “at will” employment arrangement with Parent or a subsidiary thereof to be effective as of the Closing, pursuant to such Key Employee’s execution and delivery of Parent’s or such subsidiary’s standard form of (i) employment offer letter and (ii) proprietary information and inventions assignment agreement (collectively, the “Key Employee Agreements”).
H.     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and the Merger Subs to enter into this Agreement, the Key Stockholders, shall have entered into and delivered to Parent a non-competition agreement (the “Non‑Competition Agreement”) in the form attached hereto as Exhibit C, to be effective upon the Closing.
I    Promptly following the execution and delivery of this Agreement by the parties hereto, and as a material inducement to Parent and the Merger Subs to enter into this Agreement, the Company shall use reasonable best efforts to obtain and shall deliver to Parent a true, correct and complete copy of an executed action by written consent evidencing the approval of this Agreement and the transactions contemplated hereby and the other matters contemplated therein, in the form attached hereto as Exhibit D (the “Stockholder Written Consent”), signed by (i) the holders of a majority of the voting power of the Company Common Stock (voting together as a single class); (ii) the holders of a majority of the voting power of the outstanding shares of the Company Series A Preferred Stock (voting together as a single class on an as converted to Company Class F Common Stock basis); (iii) the holders of a majority of the voting power of the outstanding shares of the Company Series B Preferred Stock (voting together as a single class on an as converted to Company Class F Common Stock basis); (iv) the holders of a majority of the voting power of the outstanding shares of Company Preferred Stock (voting together as a single class on an as converted to Company Class F Common Stock basis) and (v) the holders of a majority of the outstanding voting power of the Company Common Stock and the Company Preferred Stock (voting together as a single class on an as-converted basis) (the votes referred to in clauses “(i)” through “(v)” of this sentence being referred to collectively as the “Requisite Stockholder Vote”).
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
Article I
THE MERGERS
1.1    The Mergers.  At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the laws of the State of Delaware (“Delaware Law”), Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly‑owned subsidiary of Parent. The surviving corporation after the First Merger is sometimes referred to hereinafter as the “First-Step Surviving Corporation.” At the Second Effective Time (as defined below), Parent shall cause the First-Step Surviving Corporation to merge with and into Sub II in accordance with Delaware Law, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Sub II shall be the surviving entity. The surviving entity after the Second Merger is sometimes referred to hereinafter as the “Surviving Entity.” The parties to this Agreement agree to treat the First Merger and the

Second Merger as integrated steps in the transaction contemplated by this Agreement and for any and all federal and state income tax reporting purposes shall report the transaction as a single “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
1.2    Effective Time; Second Effective Time.
(a)    Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the First Merger (the “Closing”) will take place within two (2) Business Days after the execution and delivery hereof by the parties hereto and following satisfaction or waiver of the conditions set forth in Article V hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit E-1 (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Delaware Law (the time of the filing of such Certificate of Merger upon acceptance thereof, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Effective Time”).
(b)    Promptly after the Effective Time, but in all cases within three (3) Business Days thereafter, Parent shall cause the Second Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit E-2 with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Delaware Law (the time of the filing of such certificate of merger with respect to the Second Merger shall be referred to herein as the “Second Effective Time”).
1.3    Effect of the Mergers.  At the Effective Time, the effect of the First Merger shall be as provided under the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the First-Step Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Company and Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the First-Step Surviving Corporation. Following the Second Merger, the effect of the Second Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Sub II and the First-Step Surviving Corporation shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Sub II and the First-Step Surviving Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.
1.4    Constituent Documents.
(a)    At the Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Bright Media Corporation.” The certificate of formation of Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity at the Second Effective Time.

(b)    At the Effective Time, the bylaws of the First-Step Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub I, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First-Step Surviving Corporation and such bylaws. The limited liability company agreement of Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity at the Second Effective Time.
1.5    Directors and Officers.
(a)    Directors of the First-Step Surviving Corporation. The directors of Sub I immediately prior to the Effective Time shall be the directors of the First-Step Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the First-Step Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First-Step Surviving Corporation until their successors are duly elected and qualified.
(b)    Officers of First-Step Surviving Corporation. The officers of Sub I immediately prior to the Effective Time shall be the officers of the First-Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First-Step Surviving Corporation.
(c)    Manager and Officers of the Surviving Entity. Parent shall be the Managing Member (as defined in the limited liability company agreement of the Surviving Entity) of the Surviving Entity. The officers of Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Entity.
1.6    Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act.
“Accredited Stockholder” shall mean a Company Stockholder who is an Accredited Investor at the Effective Time.
“Additional Per Share Amount” shall mean:
(a)    with respect to each share of Company Capital Stock (excluding shares of Company Series B Preferred Stock) outstanding immediately prior to the Effective Time held by Unaccredited Stockholders and each Cash Election Share a non-transferable contingent right to an amount in cash equal to the product obtained by multiplying (i) the quotient obtained by dividing (A) the applicable Escrow Per Share Portion by (B) the total number of (1) shares of Company Capital Stock held by Unaccredited Stockholders and (2) Cash Election Shares, by (ii) the remaining Escrow Amount (with the stock portion of the remaining Escrow Amount expressed as a dollar value on a per share basis at the Parent Trading Price), if any; and
(b)    with respect to each share of Company Capital Stock (excluding shares of Company Series B Preferred Stock and excluding Cash Election Shares) outstanding immediately prior to the Effective Time held by Accredited Stockholders a non-transferable contingent right to that number of shares of Parent

Common Stock equal to the quotient obtained by dividing (i) the product obtained by multiplying (A) the quotient obtained by dividing (1) the applicable Escrow Per Share Portion by (2) the Adjusted Accredited Stockholder Shares, by (B) the remaining Escrow Amount (with the stock portion of the remaining Escrow Amount expressed as a dollar value on a per share basis at the Parent Trading Price), if any, by (ii) the Parent Trading Price.
“Adjusted Accredited Stockholder Shares” shall mean the total number of shares of Company Common Stock (including the total number of shares of Company Common Stock issuable upon the Series A Preferred Conversion (as defined below), but excluding any Cash Election Shares, and for purposes of clarification, excluding the total number of shares of Company Common Stock issuable upon conversion of the Series B Preferred Stock) outstanding immediately prior to the Effective Time and held by the Accredited Stockholders.
“Adjusted Common Shares” shall mean the number of shares equal to (a) the total number of shares of Company Common Stock (after giving effect to the Series A Preferred Conversion and for purposes of clarification, excluding the total number of shares of Company Common Stock issuable upon conversion of shares of Company Series B Preferred Stock) outstanding immediately prior to the Effective Time plus (b) the total number of shares of Company Common Stock issuable upon exercise of all Company Options (without regard to vesting conditions) outstanding immediately prior to the Effective Time.
“Adjusted Working Capital” shall mean the amount, whether positive or negative, by which: (a) the aggregate value, without duplication, of all current assets of the Company as of the Closing Date, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Financials exceeds (b) the aggregate value of all current liabilities of the Company as of the Closing Date, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Financials (excluding Company Indebtedness as of the Closing, Third Party Expenses of the Company incurred on or prior to the Closing, and the Severance Payments), which for the avoidance of doubt shall include any Unpaid Pre-Closing Taxes.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Cash Escrow Contribution” shall mean the product obtained by multiplying (i) the total number of shares of Company Capital Stock held by Unaccredited Stockholders plus the Cash Election Shares as of the Effective Time by (ii) the Per Share Cash Escrow Contribution.
“Aggregate Mixed Election Cash Consideration Amount” shall mean an amount in cash equivalent to the Total Common Consideration less the Aggregate Mixed Election Stock Consideration.

“Aggregate Mixed Election Parent Share Amount” shall mean the number of shares, rounded down to the nearest whole share, of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Mixed Election Stock Consideration by (b) the Parent Trading Price.
“Aggregate Mixed Election Stock Consideration” shall mean 55.0% of the Total Common Consideration.
“Aggregate Series B Mixed Election Cash Consideration Amount” shall mean an amount in cash equivalent to the Series B Preferred Preference less the Aggregate Series B Mixed Election Stock Consideration.
“Aggregate Series B Mixed Election Parent Share Amount” shall mean the number of shares, rounded down to the nearest whole share, of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Series B Mixed Election Stock Consideration by (b) the Parent Trading Price.
“Aggregate Series B Mixed Election Stock Consideration” shall mean 55.0% of the Series B Preferred Preference.
“Aggregate Series B Stock Election Parent Share Amount” shall mean the number of shares, rounded to the nearest whole share (with a fractional share of 0.5 and above rounded up), of Parent Common Stock equal to the quotient obtained by dividing (a) the Series B Preferred Preference by (b) the Parent Trading Price.
“Aggregate Stock Election Parent Share Amount” shall mean the number of shares, rounded to the nearest whole share (with a fractional share of 0.5 and above rounded up), of Parent Common Stock equal to the quotient obtained by dividing (a) the Total Common Consideration by (b) the Parent Trading Price.
“Aggregate Stock Escrow Contribution” shall mean the product obtained by multiplying the (i) Per Share Stock Escrow Contribution by (ii) the Adjusted Accredited Stockholder Shares.
“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or any day on which the Federal Reserve Bank of San Francisco is closed.
“Cancelled Optionholders” shall mean a holder of Cancelled Options.
“Cash Election Share” shall mean any share of Company Capital Stock (excluding shares of Company Series B Preferred Stock) held by an Accredited Stockholder for which an election to receive the Per Share Cash Election Amount has been effectively made and not revoked pursuant to a Merger Consideration Election Form and the terms of Section 4.2(b).
“Certificates” shall mean certificates delivered pursuant to Section 15 of Appendix C (Statement of Expenses), Section 16 of Appendix C (Certificate of the Company), Section 17 of Appendix C (Certificate of Secretary of Company), Section 21 of Appendix C (Spreadsheet Certificate) and Section 23 of Appendix C (AWC Certificate).
“Closing Per Share Cash Election Amount” shall mean the Per Share Cash Election Amount less the applicable Escrow Per Share Amount.

“Closing Per Share Mixed Election Amount” shall mean the Per Share Mixed Election Cash Amount (without interest thereon) plus the Closing Per Share Mixed Election Stock Amount.
“Closing Per Share Mixed Election Stock Amount” shall mean the Per Share Mixed Election Stock Amount less the applicable Escrow Per Share Amount.
“Closing Per Share Stock Election Amount” shall mean the Per Share Stock Election Amount less the applicable Escrow Per Share Amount.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.
“Company Class A Common Stock” shall mean shares of Class A Common Stock, par value $0.001 per share, of the Company.
“Company Class E Common Stock” shall mean shares of Class E Common Stock, par value $0.001 per share, of the Company.
“Company Class F Common Stock” shall mean shares of Class F Common Stock, par value $0.001 per share, of the Company.
“Company Common Stock” shall mean the Company Class A Common Stock, the Company Class E Common Stock and the Company Class F Common Stock.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability and any International Employee Plan.
“Company Optionholder” shall mean any Person holding Company Options immediately prior to the Effective Time.
“Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.
“Company Preferred Stock” shall mean the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Security Holders” shall mean the Company Stockholders and the Company Optionholders.
“Company Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.001 per share.
“Company Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company, par value $0.001 per share.
“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.
“Confirmatory Documents” shall mean those certain confirmatory agreements set forth on Schedule 4.17. Each Confirmatory Document shall be subject to prior review and approval of Parent.
“Continuing Employees” shall mean, except for any Voluntary Termination Employees (as defined below) (i) each Key Employee, (ii) each Employee set forth on Schedule 1.6(a) as of the date of this Agreement and (iii) each additional current employee of the Company, if any, identified by Parent in a written notice delivered to the Company within five (5) Business Days following the date of this Agreement.
“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, including all amendments, modifications and supplements thereto.
“DOL” shall mean the United States Department of Labor.
“Dollars” or “$” shall mean United States Dollars.
“Employee” shall mean any current or former employee, consultant, advisor, independent contractor or director of the Company or any ERISA Affiliate.
“Employee Agreement” shall mean each management, employment, severance, separation, consulting, advisory, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Capital Stock subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any Liability.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any subsidiary or other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Escrow Agent” shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Stockholder Representative.

“Escrow Amount” shall mean, as of the Closing, 15% of the Total Consideration, comprised of shares of Parent Common Stock and cash (the “Initial Escrow Amount”), and thereafter, such number of shares of Parent Common Stock and amount of cash reduced proportionately by any Losses for which Parent is entitled to recovery pursuant to the indemnification obligations pursuant to Article VI hereof (in each case, as adjusted as appropriate to reflect any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event with respect to the Parent Common Stock).
“Escrow Per Share Amount” shall mean:
(a)    with respect to shares of Company Capital Stock (excluding shares of Company Series B Preferred Stock) held by Unaccredited Stockholders and Cash Election Shares, the Per Share Cash Escrow Contribution; and
(b)    with respect to shares of Company Capital Stock (excluding shares of Company Series B Preferred Stock and excluding Cash Election Shares) held by Accredited Stockholders, the Per Share Stock Escrow Contribution.
“Escrow Per Share Portion” shall mean:
(a)    with respect to shares of Company Capital Stock (excluding shares of Company Series B Preferred Stock) held by Unaccredited Stockholders and Cash Election Shares, the quotient obtained by dividing the Aggregate Cash Escrow Contribution by the Initial Escrow Amount; and
(b)    with respect to shares of Company Capital Stock (excluding shares of Company Series B Preferred Stock and excluding Cash Election Shares) held by Accredited Stockholders, the quotient obtained by dividing (i) the product obtained by multiplying (A) the Aggregate Stock Escrow Contribution by (B) the Parent Trading Price, by (ii) the Initial Escrow Amount.
“Estimated Third Party Expenses” shall mean the cash amount of all unpaid Third Party Expenses incurred and expected to be incurred or accrued by the Company on or prior to the Closing, estimated by the Company in good faith and based on reasonable assumptions as of the date on which the Statement of Expenses of the Company is to be delivered to Parent pursuant to Section 4.11 of this Agreement, which such assumptions shall be set forth in such Statement of Expenses.
“Estimated Working Capital Deficiency” shall mean the amount, if any, by which the Estimated Adjusted Working Capital is less than the Minimum Working Capital.
“Estimated Working Capital Surplus” shall mean the amount, if any, by which the Estimated Adjusted Working Capital is greater than the Minimum Working Capital.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fully Diluted Shares” shall mean the Adjusted Common Shares plus the Total Outstanding Series B Preferred Shares.
“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Indebtedness” shall mean and include all Liabilities and obligations, including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums: (a) for borrowed money; (b) evidenced by (or which would customarily be evidenced by) notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (d) under capital leases; (e) all obligations for the reimbursement for any obligor or any letter of credit, banker’s acceptance or similar transaction; (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person or (g) all obligations of the type referred to in clauses (a) through (e) which is secured by a lien on any property or asset of such person.
“Indemnifying Parties” shall mean the Company Stockholders other than holders of Company Series B Preferred Stock (and each such Person shall be referred to herein as an “Indemnifying Party”).
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the United States.
“Investors’ Rights Agreement” shall mean that certain Amended and Restated Investors’ Rights Agreement made as of July 19, 2013 by and among the Company and each of the investors listed on Exhibit A thereto.
“IRS” shall mean the United States Internal Revenue Service.
“Key Employees” shall mean the Employees listed on Schedule 1.6(b) hereto.
“Key Stockholder” shall mean each of the individuals listed on Schedule 1.6(c) hereto.
“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the officers, board members and Key Stockholders of the Company provided that such Persons shall have made due and diligent inquiry of all relevant current employees of the Company who could reasonably be expected to have actual knowledge of the matters represented.
“Liability” or “Liabilities” shall mean, with respect to any Person, all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, the Third Party Expenses incurred by the Company on or prior to the Closing and the Unpaid Pre-Closing Taxes.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort, other than (i) liens for Taxes not yet due and payable, (ii) purchase money liens and liens securing rental payments under capital lease arrangements and (iii) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“made available” shall mean, with respect to any statement in Article II of this Agreement, with respect to Parent, that a complete and accurate copy of the document referenced in such statement (i) has been posted in the electronic data site managed by the Company at www.box.net in connection with the Mergers at least twenty-four (24) hours prior to the date hereof and remained at all times from the date of posting through Closing in such electronic data site.
“Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or could reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise) or operations of such entity and its subsidiaries (if any), taken as a whole; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse effect to the extent attributable to the execution of this Agreement or the announcement or pendency of the Mergers; (ii) any adverse effect that results from changes attributable to conditions affecting the industries in which the Company participates; (iii) any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (iv) the taking of any action requested by Parent in writing to be taken pursuant to the terms of this Agreement (except actions required by Section 1 of Appendix A to this Agreement) or the Company’s failure to take an action prohibited by Section 1 of Appendix A to this Agreement to the extent the Company requested to take such action in accordance with Section 1 of Appendix A to this Agreement and Parent did not consent to such action; (v) any changes in the general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere; (vi) changes in United States generally accepted accounting principles; or (vii) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Entity, provided, in the case of items (ii), (iv), (v), (vi) and (vii), that such effects do not, individually or in the aggregate, disproportionately adversely affect the Company as a whole.
“Minimum Working Capital” shall mean an amount of Working Capital equal to (i) One Million Dollars ($1,000,000) less (ii) the Severance Payments.  For purposes of this definition, Working Capital shall mean the estimated aggregate amount, without duplication, whether positive or negative, by which: (a) the aggregate value, without duplication, of all current assets of the Company as of the Closing Date, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Financials exceeds (b) the aggregate value of all current liabilities of the Company as of the Closing Date, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Financials (excluding Company Indebtedness as of the Closing and the Estimated Third Party Expenses, but including all of the Severance Payments regardless of whether required to be included pursuant to GAAP).
“Mixed Election Share” shall mean any share of Company Capital Stock (excluding Company Series B Preferred Stock) for which an election to receive the Per Share Mixed Election Amount has been effectively made and not revoked pursuant to a Merger Consideration Election Form and the terms of Section 4.2(b).
“Option Exchange Ratio” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Stock Election Parent Share Amount by (b) the Adjusted Common Shares.

“Parent Common Stock” shall mean shares of Class A common stock of Parent, par value $0.0001 per share.
“Parent Trading Price” shall mean $212.59, representing the per share price calculated based on the ten-day trailing average closing trading price per share of Parent Common Stock on the New York Stock Exchange as of the date hereof.
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.
“Per Share Cash Election Amount” shall mean an amount of cash equal to the quotient obtained by dividing (a) the Total Common Consideration by (b) the Adjusted Common Shares, rounded to the nearest one millionth (0.000001) (with amounts of 0.0000005 and above rounded up).
“Per Share Cash Escrow Contribution” shall mean an amount in cash equal to the quotient obtained by dividing (a) the Initial Escrow Amount by (b) the sum of the Cash Election Shares, the shares of Company Common Stock held by Unaccredited Stockholders and the Adjusted Accredited Stockholder Shares.
“Per Share Mixed Election Amount” shall mean the Per Share Mixed Election Cash Amount plus the Per Share Mixed Election Stock Amount.
“Per Share Mixed Election Cash Amount” shall mean an amount of cash equal to the quotient obtained by dividing (a) the Aggregate Mixed Election Cash Consideration Amount by (b) the Adjusted Common Shares, rounded to the nearest one millionth (0.000001) (with amounts of 0.0000005 and above rounded up).
“Per Share Mixed Election Stock Amount” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Mixed Election Parent Share Amount by (b) the Adjusted Common Shares.
“Per Share Series B Cash Election Amount” shall mean an amount of cash equal to the quotient obtained by dividing (a) the Series B Preferred Preference by (b) the Total Outstanding Series B Preferred Shares, rounded to the nearest one millionth (0.000001) (with amounts of 0.0000005 and above rounded up).
“Per Share Series B Mixed Election Amount” shall mean the Per Share Series B Mixed Election Cash Amount plus the Per Share Series B Mixed Election Stock Amount.
“Per Share Series B Mixed Election Cash Amount” shall mean an amount of cash equal to the Per Share Series B Preferred Preference less the dollar value of the Per Share Series B Mixed Election Stock Amount.
“Per Share Series B Mixed Election Stock Amount” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Series B Mixed Election Parent Share Amount by (b) the Total Outstanding Series B Preferred Shares.

“Per Share Series B Preferred Preference” shall mean, for each share of the Total Outstanding Series B Preferred Shares, an amount equal to $2.431607.
“Per Share Series B Stock Election Amount” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Series B Stock Election Parent Share Amount by (b) the Total Outstanding Series B Preferred Shares.
“Per Share Stock Election Amount” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Aggregate Stock Election Parent Share Amount by (b) the Adjusted Common Shares.
“Per Share Stock Escrow Contribution” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) the Initial Escrow Amount less the Aggregate Cash Escrow Contribution by (b) the Adjusted Accredited Stockholder Shares, and by (c) the Parent Trading Price.
“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
“Plans” shall mean the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) and the Company’s 2011 Employee and Consultant Restricted Stock Plan (the “2011 Plan”).
“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date.
“Pro Rata Portion” shall mean, with respect to each Indemnifying Party, a percentage equal to the quotient obtained by dividing (a) the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock (including shares of Company Common Stock deemed issued upon the Series A Preferred Conversion) held by such Indemnifying Party as of immediately prior to the Effective Time by (ii) the applicable Escrow Per Share Amount (provided that with respect to any Indemnifying Party that is an Accredited Stockholder, the applicable Escrow Per Share Amount shall be expressed as a dollar value on a per share basis at the Parent Trading Price) by (b) the Initial Escrow Amount.
“Pro Rata Share” shall mean,
(a) with respect to a Company Stockholder, the quotient obtained by dividing (i) (A) the number of shares of Company Capital Stock held by such Company Stockholder as of immediately prior to the Effective Time by (ii) the number of Fully Diluted Shares;
(b) with respect to a Cancelled Optionholder or an Assumed Optionholder, the quotient obtained by dividing (i) the number of shares of Company Common Stock issuable upon exercise of all Company Options (whether vested or unvested) held by such Cancelled Optionholder or Assumed Optionholder as of immediately prior to the Effective Time by (ii) the number of Fully Diluted Shares; and
(c) with respect to a Voluntary Termination Optionholder, the quotient obtained by dividing (i) the number of shares of Company Common Stock issuable upon exercise of all Vested Company Options, by (ii) the number of Fully Diluted Shares.

“Related Agreements” shall mean the Key Employee Agreements, the Non-Competition Agreements, the Stockholder Questionnaires, the offer letters to the Continuing Employees, the Restriction Agreements, the Joinder Agreements, the Letters of Transmittal and all other agreements and certificates entered into by the Company and/or the Company Stockholders and/or the Company Optionholders in connection with the Closing and the transactions contemplated herein.
“ROFR and Co-Sale Agreement” shall mean that certain Amended and Restated Right of First Refusal and Co-Sale Agreement made as of July 19, 2013 by and among the Company, the individuals and entities listed on Exhibit A thereto and the individuals listed on Exhibit B thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Series A Indemnifying Party” shall mean an Indemnifying Party who was issued shares of Company Common Stock pursuant to the Series A Preferred Conversion.
“Series B Cash Election Share” shall mean any share of Company Series B Preferred Stock for which an election to receive the Per Share Series B Cash Election Amount has been effectively made and not revoked pursuant to a Merger Consideration Election Form and the terms of Section 4.2(b).
“Series B Mixed Election Share” shall mean any share of Company Series B Preferred Stock for which an election to receive the Per Share Series B Mixed Election Amount has been effectively made and not revoked pursuant to a Merger Consideration Election Form and the terms of Section 4.2(b).
“Series B Preferred Preference” shall mean that amount obtained by multiplying the Total Outstanding Series B Preferred Shares by the Per Share Series B Preferred Preference.
“Series B Preferred Stockholders” shall mean all Accredited Stockholders that hold issued and outstanding shares of Company Series B Preferred Stock as of the Effective Time.
“Series B Stock Election Shares” shall mean the shares of Company Series B Preferred Stock for which an election to receive the Per Share Series B Stock Election Amount has been effectively made and not revoked pursuant to a Merger Consideration Election Form and the terms of Section 4.2(b).
“Severance Payments” shall mean the aggregate amount of the cash severance payments (including severance payment obligations) paid or accrued by the Company, and subject to prior review and written approval by Parent, in connection with the termination of the Employees set forth on Schedule 4.17 as of the Closing Date.
“Straddle Period” shall mean any taxable period beginning prior to and ending after the Closing Date.
“Stock Election Shares” shall mean the shares of Company Capital Stock (excluding the Company Series B Preferred Stock) for which an election to receive the Per Share Stock Election Amount has been effectively made and not revoked pursuant to a Merger Consideration Election Form and the terms of Section 4.2(b).
“subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.
“Terminating Employees” shall mean each of the Employees set forth on Schedule 1.6(d) hereto.
“Total Consideration” shall mean an amount equal to (a) $120,000,000 plus (b) the Estimated Working Capital Surplus, if any, less (c) the Estimated Working Capital Deficiency, if any, less (d) the Estimated Third Party Expenses, if any, less (e) any Indebtedness of the Company as of the Closing.
“Total Common Consideration” shall mean an amount equal to (a) the Total Consideration less the Series B Preferred Preference.
“Total Outstanding Series B Preferred Shares” shall mean the aggregate number of shares of Company Series B Preferred Stock issued and outstanding as of the Effective Time.
“Transaction Payroll Taxes” shall mean any employment, payroll or similar Taxes payable prior to or substantially contemporaneously with the Closing Date (but in no event including any such Taxes payable more than 90 days following the Closing Date) with respect to any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent, the Company or any of their Affiliates. For the avoidance of doubt, Transaction Payroll Taxes shall not include any employment, payroll or similar Taxes payable with respect to wages or other compensatory payments paid following the Closing to Continuing Employees in the ordinary course of business.
“Unaccredited Stockholder” shall mean a Company Stockholder who is not an Accredited Investor at the Effective Time.
“Unpaid Pre-Closing Taxes” shall mean any Taxes attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date, including, without limitation, any Transaction Payroll Taxes; provided, however, that any real, personal and intangible property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.
“Unvested Company Option” shall mean a Company Option that is unvested immediately prior to the Effective Time.
“Vested Company Option” shall mean a Company Option that is vested and exercisable (and has not been exercised) immediately prior to the Effective Time.
“Voluntary Termination Employees” shall mean each Continuing Employee that, prior to the Closing, is offered employment with Parent following the Closing and does not accept such offer of employment with Parent prior to the Closing or otherwise (A) does not continue to be employed by the Company as of immediately prior to the Effective Time or (B) has notified the Company or Parent of any intention to leave the employ of the Company or Parent or any applicable subsidiary of Parent following the Closing.
“Voluntary Termination Optionholders” shall mean a holder of Voluntary Termination Options.
“Voting Agreement” shall mean that certain Amended and Restated Voting Agreement made as of July 19, 2013 by and among the Company, the persons and entities listed on Exhibit A thereto and the persons and entities listed on Exhibit B thereto.
“WARN” shall mean the Worker Adjustment and Retraining Notification Act.
1.7    Effect of First Merger on the Capital Stock of the Constituent Corporations.
(a)    Effect on Company Capital Stock. Immediately prior to the Effective Time, each share of Company Series A Preferred Stock shall be deemed converted into the number of shares of Company Class F Common Stock determined in accordance with Section 4(a) of Article V of the Company’s Second Amended and Restated Certificate of Incorporation (the “Series A Preferred Conversion”). At the Effective Time, by virtue of the First Merger and without any action on the part of Sub I, the Company or the Company Stockholders, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Series A Preferred Conversion) upon the terms and subject to the conditions set forth in this Section 1.7 and throughout this Agreement, including the escrow provisions set forth in Article VI hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, the following:
(i)    with respect to shares of Company Series B Preferred Stock held by the Series B Preferred Stockholders (and for purposes of paragraphs (A) and (B) below, only to the extent such Series B Preferred Stockholders are not also Unaccredited Investors)):
(A)    with respect to each Series B Mixed Election Share, the    Per Share Series B Mixed Election Amount;
(B)    with respect to each Series B Stock Election Share, the Per Share Series B Stock Election Amount; and
(C)    with respect to each Series B Cash Election Share, the Per Share Series B Cash Election Amount, subject to adjustment in accordance with Section 1.7(c) hereof;
(ii)    with respect to shares of Company Capital Stock held by Unaccredited Stockholders, an amount of cash equal to (A) the Closing Per Share Cash Election Amount plus (B) the applicable Additional Per Share Amount;
(iii)    with respect to shares of Company Capital Stock (excluding shares of Company Series B Preferred Stock) held by Accredited Stockholders who are not Key Stockholders:

(A)    with respect to each Mixed Election Share, (1) the Closing Per Share Mixed Election Amount plus (2) any applicable Additional Per Share Amount;
(B)    with respect to each Stock Election Share, (1) the Closing Per Share Stock Election Amount plus (2) any applicable Additional Per Share Amount; and
(C)    with respect to each Cash Election Share, (1) the Closing Per Share Cash Election Amount plus (2) any applicable Additional Per Share Amount, subject to adjustment in accordance with Section 1.7(c) hereof;
(iv)    with respect to shares of Company Capital Stock (excluding shares of Company Series B Preferred Stock) held by Key Stockholders (and for purposes of paragraphs (A) and (B) below, only to the extent such Key Stockholders are not also Unaccredited Investors):
(A)    with respect to each Mixed Election Share, (1) the Closing Per Share Mixed Election Amount, subject to the vesting provisions set forth in Section 6.5(c) hereof, plus (2) any applicable Additional Per Share Amount;
(B)    with respect to each Stock Election Share, (1) the Closing Per Share Stock Election Amount, subject to the vesting provisions set forth in Section 6.5(c) hereof plus (2) any applicable Additional Per Share Amount; and
(C)    with respect to each Cash Election Share, (1) the Closing Per Share Cash Election Amount, subject to the vesting provisions set forth in Section 6.5(c) hereof plus (2) any applicable Additional Per Share Amount, subject to adjustment in accordance with Section 1.7(c) hereof.
(b)    Treatment of Company Options.
(i)    Effect on Company Options.
(A)    Company Options Held by Continuing Employees. At the Effective Time, pursuant to this Agreement, each Company Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time (each an “Assumed Option” and together, the “Assumed Options”) shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Except as provided herein, each Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the 2012 Plan and the option agreements relating thereto (including with respect to the vesting thereof), as in effect immediately prior to the Effective Time, except that (A) each Assumed Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option (without regard to vesting conditions) immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent.
a)    As soon as reasonably practicable, but in no event more than fifteen (15) Business Days following the Effective Time, Parent shall file a registration statement on

Form S‑8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act with respect to the total number of shares of Parent Common Stock issuable upon exercise of the Assumed Options (without regard to vesting conditions), and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as the Assumed Options remain outstanding.
(B)    Company Options Held by Persons other than Continuing Employees or Voluntary Termination Employees. At the Effective Time, each Company Option that is held by a Terminating Employee or any other Person that is not a Continuing Employee or a Voluntary Termination Employee and that is unexpired, unexercised and outstanding immediately prior to the Effective Time (each a “Cancelled Option” and together, the “Cancelled Options”) shall not be assumed and will, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, Company or the holder thereof, be cancelled and converted without exercise into and, subject to the terms and conditions set forth in this Agreement and, except in the case of the Terminating Employees, in a Confirmatory Document entered into by and between the Company and the holder of such Cancelled Option, represent the right to receive an amount in cash, without interest, equal to the sum of the Per Share Cash Election Amount less the applicable exercise price of such Cancelled Option.
(C)    Company Options Held by Voluntary Termination Employees. At the Effective Time, each Unvested Company Option held by a Voluntary Termination Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall not be assumed and will, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, Company or the holder thereof, be cancelled for no consideration. At the Effective Time, each Vested Company Option held by a Voluntary Termination Employee and that is unexpired, unexercised and outstanding immediately prior to the Effective Time (each a “Voluntary Termination Option” and together, the “Voluntary Termination Options”) shall not be assumed and will, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, Company or the holder thereof, be cancelled and converted without exercise into and, subject to the terms and conditions set forth in this Agreement and, if applicable, in a Confirmatory Document entered into by and between the Company and the holder of such Voluntary Termination Option, represent the right to receive an amount in cash, without interest, equal to the sum of the Per Share Cash Election Amount less the applicable exercise price of such Voluntary Termination Option.
(D)    Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall use its reasonable best efforts to effect the provisions set forth in this Section 1.7(b) with respect to all Company Options, including any necessary amendments to any Company Options and the delivery of all required notices required to be delivered pursuant to such Company Options or the Plans in connection with this Agreement and the consummation of the First Merger and the other transactions contemplated hereby. Any materials to be submitted to the holders of Company Options in connection with any notice or amendment required under this Section 1.7(b) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld or delayed.
(c)    Maximum Cash Consideration. The amount of cash distributed as part of the Total Consideration shall not exceed 45.0% of the Total Consideration (the “Maximum Cash Consideration”). To the extent the Merger Consideration Election Forms returned by Company Stockholders in the aggregate represent elections to receive an amount in cash in excess of the Maximum Cash Consideration less the aggregate amount of cash payable to Unaccredited Stockholders pursuant to Section 1.7(a)(ii) and to Company Optionholders pursuant to Sections 1.7(b)(i)(B) and 1.7(b)(i)(C) (the “Maximum Cash Threshold Amount”), such Company Stockholders shall only have the right to receive cash as follows:

(i)    Each Company Stockholder (other than the Unaccredited Stockholders) making an election to receive the Cash Election Shares or the Series B Cash Election Shares, as applicable, shall have the right to receive an amount of cash consideration equal to the product obtained by multiplying (x) such Company Stockholder’s Pro Rata Share by (y) the Maximum Cash Threshold Amount (the positive difference between such cash amount and the total cash amount elected by a Company Stockholder in such Company Stockholder’s Merger Consideration Election Form, the “Cash Cutback”); provided that if and to the extent that any such Company Stockholder is subject to a Cash Cutback, such Company Stockholder shall be issued a number of shares of Parent Common Stock representing cash value equivalent to the amount of such Cash Cutback (based on the Parent Trading Price) in order to ensure that the total value of the cash and the value of Parent Common Stock so issued to such Company Stockholder as deal consideration, taken together, equals the aggregate amount of value that such Company Stockholder would otherwise be entitled to receive pursuant to Sections 1.7(a)(i), 1.7(a)(iii) or 1.7(a)(iv), as applicable.
(ii)    If the amount of cash distributed pursuant to Sections 1.7(a)(i), 1.7(a)(iii) and 1.7(a)(iv) is less than the Maximum Cash Threshold Amount, then each Company Stockholder (other than the Unaccredited Stockholders) making an election to receive the Cash Election Shares or the Series B Cash Election Shares, as applicable, shall have the right to receive an additional amount of cash consideration based on such Company Stockholder’s Pro Rata Share until the first to occur of the following: (x) such Company Stockholder has received all consideration such Company Stockholder is entitled to receive pursuant to Sections 1.7(a)(i), 1.7(a)(iii) or 1.7(a)(iv), as applicable, or (y) the aggregate amount of cash distributed as a component of Total Consideration equals the Maximum Cash Consideration (the positive difference between such cash amount and the total cash amount elected by a Company Stockholder in such Company Stockholder’s Merger Consideration Election Form, the “Cash Ratchetback”), provided that if and to the extent that any such Company Stockholder is subject to a Cash Ratchetback, such Company Stockholder shall be issued a number of shares of Parent Common Stock representing cash value equivalent to the amount of such Cash Ratchetback (based on the Parent Trading Price) in order to ensure that the total value of the cash and the value of Parent Common Stock so issued to such Company Stockholder as deal consideration, taken together, equals the aggregate amount of value that such Company Stockholder would otherwise be entitled to receive pursuant to Sections 1.7(a)(i), 1.7(a)(iii) or 1.7(a)(iv), as applicable; provided, however, that the Maximum Cash Consideration shall be distributed ratably, first, to the Unaccredited Stockholders and second to the Accredited Stockholders.
(d)    Fractional Shares. No fractional share of Parent Common Stock shall be issued in connection with the First Merger. In lieu thereof, each holder of shares of Company Capital Stock or Assumed Options that would otherwise be entitled to receive a fraction of a share of Parent Common Stock or options to purchase Parent Common Stock (after aggregating all fractional shares of Parent Common Stock or options to purchase Parent Common Stock to be received by such holder) shall be entitled to receive the nearest whole number of shares of Parent Common Stock (or options to purchase Parent Common Stock) (with 0.5 being rounded up) and an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Trading Price in respect of such remaining fractional share; provided, however, that in no event shall the maximum amount of shares of Parent Common Stock issuable pursuant to this Agreement exceed the portion of the Aggregate Stock Election Parent Share Amount allocable to the Stock Election Shares, the Aggregate Series B Stock Election Parent Share Amount with respect to the Series B Stock Election Shares, the portion of the Aggregate Mixed Election Parent Share Amount allocable to the Mixed Election Shares or the portion of the Aggregate Series B Mixed Election Parent Share Amount allocable to the Series B Mixed Election Shares.

(e)    Effect on Capital Stock of Merger Subs. At the Effective Time, each share of common stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First-Step Surviving Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the First-Step Surviving Corporation. At the Second Effective Time, each membership interest certificate, if any, of Sub II issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable membership interest certificate of the Surviving Entity. Each membership interest certificate, if any, of Sub II evidencing ownership of any such interests shall continue to evidence ownership of such interests of the Surviving Entity.
1.8    Calculation; Adjusted Working Capital Reconciliation.
(a)    For purposes of calculating the amount of cash payable to each Company Stockholder and each Cancelled Optionholder and each Voluntary Termination Optionholder pursuant to this Article I, all shares of Company Capital Stock and Cancelled Options held by each Company Stockholder and each Cancelled Optionholder and each Voluntary Termination Optionholder shall be aggregated, and the aggregate amount of cash issuable to each Company Stockholder and each Cancelled Optionholder and each Voluntary Termination Optionholder shall be rounded (up or down) to the nearest whole cent; provided, however, that in no event shall the maximum amount of cash payable to all Company Stockholders and Cancelled Optionholders and Voluntary Termination Optionholders pursuant to this Agreement exceed the Maximum Cash Consideration.
(b)    No later than two (2) Business Days prior to the Closing Date, the Company shall have delivered to Parent (i) a written statement (the “Estimated Adjusted Working Capital Statement”) which sets forth a good faith estimate of the Adjusted Working Capital (the “Estimated Adjusted Working Capital”). The Estimated Adjusted Working Capital Statement will have been prepared by the Company in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Financials (as defined below). The Estimated Adjusted Working Capital Statement shall include any Unpaid Pre-Closing Taxes (whether or not required in accordance with GAAP). Parent and its representatives, including Parent’s independent accountants, will be entitled to review all work papers of the Company and its representatives, including its independent accountants, prepared in connection with the delivery of the Estimated Adjusted Working Capital Statement. Nothing set forth in this Section 1.8(b) shall limit any rights of any party as set forth in this Section 1.8 or of any Indemnified Party as set forth in Article VI.
(c)    Within 90 days after the Closing Date, Parent shall deliver to the Stockholder Representative a written statement (the “AWC Reconciliation Notice”) of the actual amount of the Adjusted Working Capital of the Company (the “Actual Adjusted Working Capital”), and the difference, if any, between (i) the amount of Actual Adjusted Working Capital and the Estimated Adjusted Working Capital. The Actual Adjusted Working Capital will be prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Financials. The AWC Reconciliation Notice shall include any Unpaid Pre-Closing Taxes (whether or not required in accordance with GAAP).
(d)    If the Stockholder Representative disputes the Actual Adjusted Working Capital set forth in the AWC Reconciliation Notice, the Stockholder Representative shall deliver to Parent written notice of such dispute (the “Dispute Notice”) within 30 days of receipt of the AWC Reconciliation Notice, which shall list with reasonable specificity the Stockholder Representative’s points of disagreement with Parent’s calculation of the Actual Adjusted Working Capital. The Stockholder Representative’s failure to provide a Dispute Notice within 30 days after receipt of the AWC Reconciliation Notice shall be deemed an acceptance of such AWC Reconciliation Notice, and Parent’s calculation of the Actual Adjusted Working Capital. Upon receipt of the Dispute Notice, the Stockholder Representative and Parent shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute.
(e)    After the acceptance or final determination of the Actual Adjusted Working Capital, if (i) the amount of the Actual Adjusted Working Capital is less than (ii) the Estimated Adjusted Working Capital (the amount, if any, by which (i) is less than (ii), the “Excess Consideration”), then the Excess Consideration shall be paid to Parent out of the Escrow Amount in accordance with Article VI. After the acceptance or final determination of the Actual Adjusted Working Capital, if (iii) the amount of the Actual Adjusted Working Capital is greater than (iv) the Estimated Adjusted Working Capital (the amount, if any, by which (iii) is greater than (iv), the “Shortfall Consideration”), then the Shortfall Consideration shall be paid in cash by Parent or the paying agent selected by Parent to the Company Security Holders within five (5) Business Days of such acceptance of final determination, in proportion to such Company Security Holders’ respective Pro Rata Share.
1.9    Exchange Procedures.
(a)    Within two (2) Business Days following the Effective Time, Parent shall deliver, in trust, to a paying agent selected by Parent (the “Paying Agent”), for the benefit of the holders of shares of Company Capital Stock, sufficient funds for timely payment of the aggregate cash consideration payable (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Article I in exchange for the applicable outstanding shares of Company Capital Stock.
(b)    By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 6.2 hereof, within two (2) Business Days following the Effective Time, Parent shall instruct its transfer agent to deposit with the Escrow Agent the Escrow Amount without any act of the Indemnifying Parties in accordance with Section 6.5(a) and the Spreadsheet. For the avoidance of doubt, the recorded date of issuance for any shares of Parent Common Stock deposited in respect of the Escrow Amount shall be the Closing Date.
(c)    Within five (5) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each Company Stockholder (i) a letter of transmittal (the “Letter of Transmittal”) in the form attached hereto as Exhibit F and shall (A) specify that delivery of certificates representing such Company Stockholder’s shares of Company Capital Stock (the “Company Stock Certificates”) shall be deemed to have occurred, and, with respect to Company Stock Certificates, risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Paying Agent, (B) include an undertaking to be bound by the terms of this Agreement and a confirmation of the Stockholder Representative as the agent of such holder pursuant to Section 6.7(a) for the purposes set forth herein, (C) include an IRS Form W-9 or instructions on how to obtain IRS Form W–8BEN (or other applicable Form W–8), as applicable, (D) include an undertaking to indemnify Parent and the Surviving Entity for withholding Taxes with respect to the applicable holder (including penalties and interest arising from amounts not withheld pursuant to representations made by, or directions given by, such holder) in the event the appropriate amount of Taxes is not withheld from payments made to the applicable holder as required by applicable law, and (E) include any other information required pursuant to any applicable law and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for payment of the cash consideration to which such holder may be entitled pursuant to Section 1.7 as specified in the Spreadsheet. Upon surrender of a Company Stock Certificate for cancellation to Paying Agent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, within three (3) Business Days thereafter, Paying Agent shall (y) pay to the holder of such Company Stock Certificate (each such holder, a “Surrendering Holder”) the cash consideration that such Surrendering Holder is entitled to receive in exchange for such Company Stock Certificate pursuant to the provisions of Section 1.7, as specified in the Spreadsheet, after giving effect to any withholding Tax required to be withheld pursuant to applicable Law, and the Company Stock Certificate so surrendered shall forthwith be cancelled and (z) promptly notify Parent via email of such cancellation, but in no event later than two (2) Business Days after each such cancellation. No interest will be paid or accrued on the cash consideration payable to holders of Company Stock Certificates. Upon the date that is one month following the Closing Date, and upon each one month anniversary thereafter, Parent shall promptly (but in no event later than five (5) Business Days following such anniversary) issue the applicable stock consideration pursuant to the provisions of Section 1.7, as specified in the Spreadsheet, in exchange for Company Stock Certificates surrendered in accordance with clause (z) above during such one month period, until notification that all Company Stock Certificates have been so surrendered and the applicable consideration for such Company Stock Certificates has been so issued. For the avoidance of doubt, the recorded date of issuance for any such shares of Parent Common Stock shall be the Closing Date.
(d)    Within two (2) Business Days following the Effective Time, Parent shall make available to the Surviving Entity the cash payable at the Effective Time with respect to (i) the Cancelled Options pursuant to Section 1.7(b)(i)(B) and (ii) the Voluntary Termination Options pursuant to Section 1.7(b)(i)(C). The Surviving Entity shall serve as the payor for the consideration payable with respect to the Cancelled Options and the Voluntary Termination Options. The Stockholder Representative shall be responsible for instructing the Surviving Entity as to the distribution of such amounts then deposited. The Surviving Entity may rely on the instructions of the Stockholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Stockholder Representative are followed.
(e)    At the Effective Time, Parent shall surrender the certificate(s) representing the shares of Sub I to the First-Step Surviving Corporation, and the First-Step Surviving Corporation shall issue to Parent in exchange therefor a certificate or certificates representing the number of shares of common stock of First-Step Surviving Corporation to which Parent is entitled pursuant to Section 1.7(c).
(f)    The Consideration Fund shall be invested by the Paying Agent in a U.S. Bank Money Market Deposit Account, as fully described on the attached Exhibit G; provided, however, that (i) no gain or loss thereon or income or loss generated thereby shall affect the amounts payable by Parent pursuant to this Agreement and (ii) such investments shall be in short-term obligations of or guaranteed by the United States of America with maturities of no more than thirty (30) days. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Entity, and no part of such earnings shall accrue to the benefit of holders of Company Capital Stock. To the extent that any losses cause the Consideration Fund to become less than the aggregate amount payable by Parent pursuant to this Article I, Parent shall within two (2) Business Days deposit additional cash into the Consideration Fund such that it is no longer less than such amount.
(g)    Transfers of Ownership. If the cash payment or check evidencing the cash to be paid pursuant to Section 1.7 hereof or a cash payment or check evidencing the cash to be paid in lieu of fractional shares is to be made to a Person other than the Person whose name is reflected on the Company Stock

Certificate surrendered in exchange therefor, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
(h)    Paying Agent to Return Consideration. Any funds that have not been distributed to the former Company Stockholders within twelve (12) months after such funds were received by the Paying Agent shall be delivered to the Surviving Entity. Any former Company Stockholder who has not theretofore complied with this Section 1.9 shall thereafter look only to the Surviving Entity for any consideration deliverable pursuant to Section 1.7 hereof in respect of each share of Company Capital Stock such Person held, as determined pursuant to this Agreement, without any interest thereon.
(i)    No Liability. None of the Paying Agent, the Company, Parent, the First-Step Surviving Corporation, the Surviving Entity, any Affiliate of the foregoing or any other Person shall be liable to any Person in respect of any portion of the Total Consideration and any portion of the Escrow Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
1.10    Legends on Stock Certificates or Book-Entry Security Entitlements.
(a)     The certificates or book-entry security entitlements representing shares of Parent Common Stock issuable in connection with the First Merger, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by applicable state securities laws):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.
1.11    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with Delaware Law or dissenters’ rights under Chapter 13 of the California Corporations Code (the “CCC”), if applicable (the “Dissenting Shares”) shall not be converted into or represent the right to receive any consideration pursuant to Section 1.7 hereto.  Such Company Stockholders shall be entitled only to such rights as are granted by Delaware Law or under Chapter 13 of the CCC, if applicable, to a holder of Dissenting Shares, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under Delaware Law or their dissenters’ rights under Chapter 13 of the CCC, if applicable.  All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL or under Chapter 13 of the CCC, if applicable, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive that portion of the Total Consideration payable in respect of shares of Company Capital Stock as set forth in Section 1.7(a) hereof, without any interest thereon and less any applicable Tax withholding, upon the surrender of the certificate representing such shares of Company Capital Stock.
(b)    The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Delaware Law or under Chapter 13 of the CCC, if applicable, and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law or under Chapter 13 of the CCC, if applicable.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, unless and to the extent it is required to do so under applicable law.
1.12    No Further Ownership Rights in Company Capital Stock.  The portion of the Total Consideration paid or payable in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article I.
1.13    Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates or agreements, upon the making of an affidavit of that fact by the holder thereof, such consideration, if any, as may be required pursuant to Section 1.7 hereof or the Spreadsheet, as applicable; provided, however, that the Paying Agent may, as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to agree to indemnify Parent and the Paying Agent (and in the event a bond is required by the Paying Agent or Parent’s transfer agent, deliver a bond in such amount as the Paying Agent or the transfer agent may reasonably request) against any claim that may be made against Parent or the Paying Agent with respect to the certificates or agreements alleged to have been lost, stolen or destroyed.
1.14    Withholding Taxes.  Notwithstanding any other provision of this Agreement, the Company, Parent, the Paying Agent, the Escrow Agent and the Surviving Entity, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement, and to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall pay, or cause to be paid, all amounts so withheld to the appropriate taxing authority within the period required under applicable law.
1.15    Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Merger Subs, and the officers and directors of the Company, Parent and the Merger

Subs are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent, Sub I and Sub II, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers; provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is reasonably apparent from the text of such disclosure, that the disclosure is intended to apply to such other section or subsection) supplied by the Company to Parent, Sub I and Sub II (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and (except where a representation or warranty is made herein as of a specified date, then as of such date) as of the Effective Time, as though made at the Effective Time, as follows:
2.1    Organization of the Company.
(c)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary to the Company’s business as currently conducted. The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Company is not in violation of any of the provisions of its Charter Documents. The board of directors of the Company (the “Board”) has not approved or proposed any amendment to any of the Charter Documents not reflected therein.
(d)    Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.
(e)    Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise has conducted its business since inception (specifying the existence of Employees or facilities in each such state or jurisdiction).
2.2    Company Capital Structure.
(a)    The authorized capital stock of the Company consists of (i) 105,113,144 shares of Company Common Stock, of which (A) 60,000,000 shares are designated Company Class A Common Stock, of which 11,006,678 shares are issued and outstanding, (B) 9,113,144 shares are designated Company Class E Common Stock, all of which are issued and outstanding and (C) 36,000,000 shares are designated Company Class F Common Stock, of which 12,775,885 shares are issued and outstanding, (ii)  22,917,531 shares of Company Preferred Stock, of which (A) 13,043,478 shares are designated Series A Preferred Stock, all of which are issued and outstanding and (B) 9,874,053 shares are designated Series B Preferred Stock, all of which are issued and outstanding.  Each share of Company Preferred Stock is convertible on a one‑share for one‑share basis into Company Class F Common Stock.  As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth on Section 2.2(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held by such Person, the applicable stock certificate number(s) representing such shares, the number of shares subject to repurchase, whether any such repurchase rights will lapse, in whole or in part, as a result of this Agreement and the transactions contemplated hereby, the vesting schedule for such shares and whether any of such shares were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non‑assessable and, other than pursuant to the terms of the Investors’ Rights Agreement, are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.  Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  Except as set forth in this Section 2.2(a), the Company has no other capital stock authorized, issued or outstanding.
(b)    All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in material compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and in accordance with the terms and conditions of the Plans, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents.
(c)    Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.  The 2012 Plan and the 2011 Plan, have each been duly authorized, approved and adopted by the Board and the requisite Company Stockholders and are in full force and effect. As of the date hereof, the Company has reserved 4,429,660 shares of Company Class A Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the 2012 Plan, of which (i) 2,772,320 shares are issuable upon the exercise of outstanding, unexercised options granted under the 2012 Plan, (ii)  317,189 shares have been issued upon the exercise of options granted under the 2012 Plan and remain outstanding as of the date hereof, (iii)  701,540 shares have been issued in the form of restricted stock granted under the 2012 Plan and remain outstanding as of the date hereof and (iv) 321,422 shares of Company Class A Common Stock remain available for future grant under the 2012 Plan.  As of the date hereof, the Company has reserved 9,987,949 shares of Company Class A Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock granted under the 2011 Plan, of which (i) 9,987,949 shares have been issued in the form of restricted stock granted under the 2011 Plan and remain outstanding as of the date hereof and (ii) no shares of Company Class A Common Stock remain available for future grant under the 2011 Plan.  Section 2.2(c) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option or restricted stock award granted under the Plans, the name of the holder of such option or award, the type of entity of such holder, the domicile address of such holder, the type and number of shares of Company Capital Stock issuable upon the exercise of such option or award, the exercise price of such option or award (if applicable), the date of grant of such option or award, the vesting schedule for such option or award, including the extent vested to date and whether (and to what extent) the vesting of such option or award is subject to acceleration as a result of the transactions contemplated by this Agreement and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and whether such option is subject to Section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”). No Company Option has been granted with an exercise price less than the fair market value of the Company Capital Stock underlying such option on its date of grant. True and complete copies of all agreements and instruments relating to or issued under the Plans have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Parent.
(d)    Other than as set forth in Section 2.2(c) of the Disclosure Schedule, as of the Closing, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.
(e)    Except for the Voting Agreement, the Charter Documents and as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Except for the Investors’ Rights Agreement, the ROFR and Co-Sale Agreement and as set forth in Section 2.2(e) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Company Capital Stock.
(f)    The Spreadsheet is accurate, complete and correct as of the Closing Date.
2.3    Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has neither agreed nor is obligated to make any future investment in or capital contribution to any other Person.
2.4    Authority and Enforceability.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of the transactions contemplated by this Agreement by the Company Stockholders. The vote required of the Company Stockholders to approve this Agreement and the transactions contemplated hereby is the Requisite Stockholder Vote. The Requisite Stockholder Vote is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to (a) adopt this Agreement and approve the transactions contemplated hereby and (b) to effect the deemed conversion of all the shares of the Company Series A Preferred Stock into shares of Company Class F Common Stock on a one-for-one basis immediately prior to the Effective Time in accordance with the Charter Documents. This Agreement has been unanimously approved by the Board of Directors of the Company.

This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Effective Time will be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (y) general principles of equity.
2.5    No Conflict.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract (as defined below), or (iii) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Material Contracts with the Company that are required thereunder in connection with the Mergers, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Closing (the “Needed Consents”). Immediately following the Closing, provided that the Needed Consents are obtained prior thereto, the Surviving Entity will continue to be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
2.6    Governmental Authorization.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or (b) the filing of the Certificate of Merger as provided in Section 1.2(a) hereof.
2.7    Company Financial Statements.
(f)    Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) unaudited balance sheets as of December 31, 2013 (the “Balance Sheet Date”) and December 31, 2012, and the related unaudited statements of income, cash flow and stockholders’ equity for each of the 12 month periods then ended (collectively, the “Financials”). The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that the Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(g)    The Company maintains accurate Books and Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, (iv) the reporting of its assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(h)    Neither the Company nor, to the Knowledge of the Company, any representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, including any material complaint, allegation, assertion or claim that the Company has engaged in unlawful accounting or auditing practices.
2.8    No Undisclosed Liabilities.  The Company does not have any Liability, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof and will be reflected in the Estimated Adjusted Working Capital Statement or (c) are in an amount less than $10,000 individually or $50,000 in the aggregate. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no outstanding Indebtedness as of the date hereof.
2.9    No Changes.  Since the Balance Sheet Date, except as expressly permitted under, required or specifically consented to by Parent pursuant to Section 4.1 hereof or as set forth in Section 2.9 of the Disclosure Schedule, there has not been, occurred or arisen any:
(a)    material transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
(b)    modifications, amendments or changes to the Charter Documents except as expressly contemplated by this Agreement;
(c)    payment, discharge, waiver or satisfaction of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;
(d)    destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or loss of a material customer of the Company (whether or not covered by insurance);
(e)    employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor disputes or claims of wrongful discharge or other unlawful employment or labor practice or action by the Company;

(f)    adoption of or change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, or billing and invoicing policies) by the Company;
(g)    making of or change in any Tax election, adoption of or change in any Tax accounting method, settlement or compromise of any Tax claim or assessment or entering into any closing agreement in respect of Taxes, filing of any amended Tax Return, or consent to the waiver or extension of the limitations period for any Tax claim or assessment;
(h)    declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or restricted stock awards granted under the Plans;
(i)    (i) termination or extension, or material amendment, waiver or modification of the terms, of any Material Contract not required by the terms thereof or (ii) breach of or default under any Material Contract or the occurrence of any event or condition which, with the giving of notice or the passage of time or both, could constitute such a breach or default;
(j)    sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any Lien in such material assets or material properties other than non-exclusive licenses of the Company Products (as defined below) to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements (as defined below);
(k)    loan by the Company to any Person, incurring by the Company of any Indebtedness for borrowed money, guaranteeing by the Company of any Indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices;
(l)    waiver or release of any material right or claim of the Company;
(m)    commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;
(n)    issuance or sale, or Contract or undertaking to issue or sell, by the Company of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or (ii) any securities, warrants, options or rights to purchase any of the foregoing;

(o)    receipt by the Company of written notice of any claim or potential claim of ownership by any Person other than the Company of Company IP (as defined below) or of infringement by the Company of any other Person’s Intellectual Property Rights (as defined below);
(p)    (i) sale or license of any Company IP or Company Products or execution of any agreement with respect to the Company IP or Company Products with any Person (other than non‑exclusive licenses of the Company Products to end‑users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements), (ii) purchase or license of any Intellectual Property Rights or Technology or execution of any agreement with respect to the Intellectual Property Rights or Technology of any Person (other than Shrink‑Wrap), (iii) agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights or Technology to the Company (other than changes in pricing or royalties made in the ordinary course of business and consistent with past practices);
(q)    hiring or termination of any employee of the Company, promotion, demotion or other change to the employment status or title of any office of the Company or resignation or removal of any director of the Company;
(r)    (i) increase in or decrease in or other change to the salary, wage rates, bonuses, or fringe benefits or other compensation (including equity-based compensation) payable or to become payable by the Company to any Employees, (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company of a severance payment, change of control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any Employees, (iii) promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or (iv) adoption, termination or amendment of any Company Employee Plan, Employee Agreement (other than the execution of the Company’s standard at‑will offer letter) or collective bargaining agreement;
(s)    any action to extend the post‑termination exercise period of any Company Options or any similar equity awards;
(t)    circumstance, change, event or effect of any character that has had or is reasonably likely to have a Material Adverse Effect with respect to the Company; or
(u)    agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (t) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).
2.10    Tax Matters.
(a)    Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being (or having been) a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
(b)    Tax Returns and Audits.
(i)    The Company has (A) prepared and timely filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Tax Returns”) required to be filed by it on or prior to the Closing Date relating to any and all Taxes concerning or attributable to the Company or its operations, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law and (B) timely paid all Taxes it is required to pay on or prior to the Closing Date (whether or not shown on a Tax Return). All payments of estimated Taxes have been made in the ordinary course of business consistent with past practice.
(ii)    The Company has paid or withheld with respect to its Employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes over to the appropriate authorities, and will pay or withhold (and pay over) such Taxes that are required to be paid or withheld with respect to any transaction or event occurring or payment made to such payees through and including the Closing Date.
(iii)    The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(iv)    No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No claim has ever been made by any Tax authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. No adjustment relating to any Tax Return filed by the Company has been proposed by any Tax authority. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. There are no matters relating to Taxes under discussion between any taxing authority and the Company.
(v)    As of the Balance Sheet Date, the Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes other than in the ordinary course of business (or recognized any extraordinary gain) since the Balance Sheet Date.

(vi)    The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company for all periods since its inception.
(vii)    There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the successful assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.
(viii)    The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
(ix)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.
(x)    The Company has not engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).
(xi)    The Company has (A) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or non-U.S. law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (C) no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of law, by contract, or otherwise, and (D) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.
(xii)    The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any Tax period or portion thereof after the Closing as a result of any (A) change in method of accounting under Section 481 of the Code for any Tax period or portion thereof ending on or prior to the Closing, (B) closing agreement under Section 7121 of the Code executed prior to the Closing, (C) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (A), (B) and (C), under any similar provision of applicable law), (D) installment sale or open transaction disposition consummated prior to the Closing, or (E) prepaid amount received prior to the Closing.
(xiii)    The Company uses the accrual method of accounting for income Tax purposes.
(xiv)    The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xv)    The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country
(xvi)    The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
(c)    Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any individual, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code other than those as to which the Company will seek approval pursuant to Section 4.2(d) and are set forth in Section 2.10(c) of the Disclosure Schedule. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.
(d)    409A Compliance. Section 2.10(d) of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company. Each such nonqualified deferred compensation plan has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A and Notice 2005-1, (ii) October 3, 2004, not been materially modified (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A. Each Company Option was originally granted with an exercise price that the Board, based on a reasonable valuation method, determined to be equal to the fair market value of a share of Company Common Stock on the date of grant. No compensation is includable in the gross income of any Employee as a result of Section 409A with respect to any arrangements or agreements covering any Employee.
2.11    Restrictions on Business Activities.  There is no Contract (non‑competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of (A) prohibiting or impairing (i) any business practice of the Company, (ii) any acquisition of property (tangible or intangible) by the Company, or (iii) the conduct of business by the Company, or (B) otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any of Company IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
2.12    Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.
(a)    The Company does not own any real property, nor has the Company ever owned any real property.

(b)    Section 2.12(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.
(c)    Section 2.12(c) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted, (ii) in good operating condition, subject to normal wear and tear and (iii) maintained in accordance with normal industry practice.
2.13    Intellectual Property.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Company Data” shall mean the data contained in the databases of the Company and the data and databases that the Company uses in the operation of its business, including User Data and Personal Data.
“Company IP” shall mean (i) all Technology and Intellectual Property Rights in the Company Products, (ii) all Company Owned IP and (iii) all other Technology and Intellectual Property Rights used in, necessary for, or that would be infringed by (in the absence of a license), the operation of business of the Company.
“Company Owned IP” shall mean any and all Intellectual Property Rights, including Registered IP, that are owned or purported to be owned by the Company.
“Company Products” shall mean all products and services designed, developed, made, provided, marketed, distributed, sold, licensed out, or offered online, by or on behalf of the Company since its inception, or which the Company plans to design, develop, make, provide, marketed, distribute, sell, license out, or offer online within twelve (12) months after the date hereof.
“Company Source Code” shall mean any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company IP or any Company Product.
“Company Website” shall mean any public or private website owned, maintained or operated at any time by or on behalf of the Company.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology and intellectual property in any jurisdiction, including without limitation: (i) rights in, arising out of, or associated with works of authorship, including without limitation rights granted under the Copyright Act; (ii) rights in, arising out of, or associated with databases; (iii) rights in, arising out of, or associated with inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); (iv) rights in, arising out of, or associated with trademarks, service marks and trade names including without limitation rights granted under the Lanham Act; (v) rights in, arising out of, or associated with confidential information and trade secrets, including without limitation rights described under the Uniform Trade Secrets Act; (vi) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (vii) rights of attribution and integrity and other moral rights of an author; and (viii) rights in, arising out of, or associated with domain names.
“Open Source License” shall mean any “free” and/or “open source” license as defined by the Free Software Foundation (http://www.gnu.org/philosophy/free-sw.html) or Open Source Initiative (http://www.opensource.org/osd.html), including the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, or the Apache License.
“Open Source Material” shall mean any software or related materials that are distributed or available under the terms of an Open Source License.
“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, or any other piece of information that allows the identification of a natural person.
“Registered IP” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation, all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.
“Shrink-Wrap” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $10,000 in the aggregate for all users and work stations).
“Technology” shall mean all forms of technology, including any or all of the following as embodied in a tangible or digital medium: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings; (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (iv) databases, data compilations and collections and technical data; and (v) devices, prototypes, designs and schematics.

“User Data” shall mean any Personal Data or other data or information regarding users of any Company Product or Company Website which is collected on or through a Company Product or a Company Website.
(b)    Company Products and Company Websites. Section 2.13(b) of the Disclosure Schedule lists all Company Products by name and version number (as applicable) and Company Websites.
(c)    Registered IP. Section 2.13(c)(1) of the Disclosure Schedule lists: (i) each item of Registered IP which is owned by, filed in the name of, or applied for by, the Company or subject to a valid obligation of assignment to the Company (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Section 2.13(c)(2) of the Disclosure Schedule lists: (1) any actions that must be taken by the Company within 180 days of the Closing Date with respect to any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (2) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP. All necessary registration, maintenance and renewal fees in connection with such Company Registered IP that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Company Registered IP that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each assignment of Registered IP to the Company by a third Person that is included within the Company Registered IP with each relevant Governmental Entity. The Company has made available to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP.
(d)    Validity and Enforceability. All Company Owned IP is valid, subsisting, and enforceable (except with respect to applications, which are valid and subsisting). Without limiting the generality of the foregoing:
(i)    Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.
(ii)    The Company has not engaged in patent or copyright misuse or infringement or any fraud or inequitable conduct in connection with any Company Owned IP.
(iii)    No trademark or trade name included in the Company Owned IP conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used or applied for by the Company.
(iv)    No application for a patent or a copyright, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected.
(v)    No interference, opposition, reissue, reexamination, or other legal proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity, or enforceability of any Company Registered IP is being, has been, or could reasonably be expected to be contested or challenged.
(vi)    There is no reasonable basis for a claim that any Company IP is invalid or unenforceable, provided that with respect to Company IP that is not Company Owned IP, the foregoing representation and warranty is provided to the Knowledge of the Company.
(vii)    All Company Owned IP is (and following Closing will be) fully transferable, alienable and licensable by the Company (and/or Parent and/or the Surviving Entity, as applicable) without restriction and without payment of any kind to any third party
(viii)    No Company Owned IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, stipulation, or Lien that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use, or enforceability of such Company Owned IP.
(ix)    The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Owned IP.
(x)    Company has not (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to the Company, to any other Person or (B) permitted the rights of the Company in any Company IP that is or was at the time material to the Company to enter into the public domain.
(e)    Contracts.
(i)    Section 2.13(e)(i) of the Disclosure Schedule lists all Contracts pursuant to which Company IP is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than with respect to Shrink-Wrap and Open Source Materials). The Company has made available to Parent complete and accurate copies of each Contract identified or required to be identified in Section 2.13(e)(i) of the Disclosure Schedule.
(ii)    Section 2.13(e)(ii) of the Disclosure Schedule lists each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP. The Company is not bound by, and no Company Owned IP owned by the Company is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Owned IP owned by the Company anywhere in the world.

(iii)    The Company has made available to Parent a complete and accurate copy of each standard form of Contract used by the Company at any time in connection with its business, including (as applicable) each standard form of: (A) employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (C) confidentiality or nondisclosure agreement; and (D) agreements for the provision or receipt of products or services (collectively, the “Standard Form Agreements”). Section 2.13(e)(iii) of the Disclosure Schedule lists each Contract that deviates in any material respect from the corresponding Standard Form Agreement made available to Parent, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained rights in any Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the business of the Company.
(iv)    Section 2.13(e)(iv) of the Disclosure Schedule is an accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the use, sale, provision or distribution of any Company Product or the use of any Company IP.
(v)    Except as disclosed in Section 2.13(e)(v) of the Disclosure Schedule, all licenses for Shrink-Wrap and all Contracts required to set forth in Section 2.13(e) of the Disclosure Schedule are assignable to Parent without consent.
(f)    Ownership. The Company exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of any Lien (other than licenses and rights granted pursuant to the Contracts identified in Section 2.13(e)(ii) of the Disclosure Schedule). The Company has a valid right to copy, use, distribute, modify and sublicense all Company IP as necessary for the operation of the Company’s business. The Company has not developed jointly with any other Person any Company IP with respect to which such other Person has any rights. Without limiting the generality of the foregoing:
(i)    All documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Company Owned IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.
(ii)    Each Person who is or was an employee, consultant or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company Owned IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product and/or Company Owned IP to the Company and confidentiality provisions protecting the Company IP. No current or former member, manager, officer, director, contractor or employee of the Company (A) has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP or (B) has asserted any such claim with respect to any Company Owned IP. No employee of the Company is: (X) bound by or otherwise subject to any Contract with a third Person restricting such employee from performing such employee’s duties for the Company; or (Y) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of the Company. Neither the employment of any employee, nor the use by the Company of the services of any consultant or independent contractor subjects the Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.

(iii)    No funding, facilities or personnel of any Governmental Authority or any public or private university, college or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP.
(iv)    The Company is not now, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.
(v)    The Company has taken reasonable steps and precautions necessary to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company IP or any Company Product that the Company holds, or purports to hold, as a trade secret.
(vi)    The Company IP constitutes, and after the Closing the Company will have, all Intellectual Property Rights used in, or necessary for, or that would be infringed by, the conduct of the business as currently conducted and planned to be conducted.
(vii)    All Technology used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (A) employees of the Company acting within the scope of their employment, (B) by third parties who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, or (C) is licensed to the Company under a Contract set forth in Section 2.13(e) of the Disclosure Schedule or is licensed to the Company as Shrink-Wrap or an Open Source Material listed in Section 2.13(k) of the Disclosure Schedule. No third party owns or, except for outbound licenses granted in Contracts listed in Section 2.13(e)(ii) of the Disclosure Schedule, has any rights to any of the Company Owned IP.
(g)    Enforcement. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Section 2.13(g) of the Disclosure Schedule lists (and the Company has made available to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, or any representative of the Company, regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.
(h)    Non-Infringement. The operation of the business of the Company as currently conducted or as currently contemplated to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale, provision and licensing out of any Company Product, has not, does not and, when conducted in substantially the same manner by Parent, the Surviving Entity and/or the Company following the Closing, will not infringe or otherwise violate any Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction. Without limiting the generality of the foregoing:
(i)    No infringement, misappropriation, or similar claim or legal proceeding involving or relating to any Company Owned IP or any Company Product is pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any other

Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or proceeding.
(ii)    Except as disclosed in Section 2.13(h)(ii) of the Disclosure Schedule, the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company, any of its employees or agents, or any Company IP or Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.
(iii)    Except as disclosed in Section 2.13(h)(iii) of the Disclosure Schedule, the Company is not bound by any Contract relating to the business of the Company or any Company Products to indemnify, defend, hold harmless or reimburse any other Person with respect to, and has not otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim, except pursuant to Contracts substantially in the form of the Company’s standard form of end user license agreement without material deviation.
(iv)    Except as disclosed in Section 2.13(h)(iv) of the Disclosure Schedule, no claim or other legal proceeding involving the Company and any Intellectual Property or Intellectual Property Right licensed to the Company in connection with the business of the Company or any of the Company Products is pending or has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (B) the design, development, marketing, distribution, execution, implementation, provision, licensing or sale of any Company Product.
(i)    Company Software. The Company has made available to Parent a complete and accurate list of all known and material bugs, defects and errors in each version of the Software that is owned or is distributed with, or is used in the design, development, production, distribution, testing, provision, maintenance or support of any Company Product or Company Website, (collectively, the “Company Software”). To the Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code or vulnerability designed or intended to have, or capable of performing, any of the following functions: (X) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) materially damaging or destroying any data or file without the user’s consent. The Company follows industry best practices to prevent such malware and vulnerabilities.
(j)    Company Source Code. The Company Source Code contains customary annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both consistent with customary code annotation conventions and standard practices in the software industry. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Company Source Code to any other Person.

(k)    Open Source.
(i)    Section 2.13(k)(i) of the Disclosure Schedule lists: (A) each item of Open Source Materials that is contained in, distributed with or used in the development of the Company Product or from which any part of any Company Product is derived; (B) a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material that is Software; and (C) the Company Product to which each such item of Open Source Material relates.
(ii)    No Open Source Software was incorporated or used in any manner that would or could, with respect to any Company Product or other Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require its licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to any Company Owned IP or grant, or purport to grant, to any third party, any rights or immunities under any Company Owned IP or (v) impose any other material limitation or condition on the right of the Company with respect to its use or distribution.
(l)    Quality and Warranty. Each Company Product: (i) has at all times materially conformed and complied with the terms and requirements of any applicable warranty or other Contract of the Company and with all applicable law; or (ii) was free of any material design defects or other material defects or deficiencies at the time it was used to provide a Company Product, sold, distributed or made available. The Company has not received any written notice or, to its Knowledge, other communication (in writing or otherwise), and is not otherwise aware of any other information, indicating that any customer of the Company is dissatisfied in any material respect with any Company Product.
(m)    Privacy.
(i)    Section 2.13(m) of the Disclosure Schedule lists each privacy policy of the Company (“Company Privacy Policy”) in effect at any time since the Company’s inception and identifies, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.
(ii)    The Company has complied at all times with all of the Company Privacy Policies, and, with all applicable law pertaining to privacy, User Data or Personal Data.
(iii)    Neither the execution, delivery or performance of this Agreement nor the consummation of transactions contemplated hereby, nor Parent’s possession or use (in accordance with the Company Privacy Policy) of any Company Data, will result in any violation of any Company Privacy Policy or any applicable law pertaining to privacy, User Data or Personal Data.
(n)    Company Data. All Company Data that is not licensed from a third party is owned by Company, free and clear of all Lien, and is not subject to any Contract other than a Company Privacy Policy. The Company has all necessary and required rights to license, use, sublicense and distribute the data contained in the Company Data for the operation of the business as currently conducted and as anticipated to be conducted.

(o)    Systems. The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform, in all material respects, all computing, information technology and data processing operations necessary for the operation of the Company. Except as disclosed in Section 2.13(o) of the Disclosure Schedule, from and after the Effective Time, the Surviving Entity will have and be permitted to exercise the same rights with respect to the Systems as the Company would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company would otherwise have been required to pay anyway.
(p)    Security Measures.
(i)    The Company has taken the steps and implemented the procedures specified in Section 2.13(p)(i) of the Disclosure Schedule to protect the Systems from unauthorized activities and access and to preserve the availability, security, and integrity of the Systems, and the Personal Data and Company Data (including protecting such Systems from infection by malicious software and unauthorized activities and access). The Company has the disaster recovery and security plans, procedures and facilities for the Systems and Company Data specified in Section 2.13(p)(ii) of the Disclosure Schedule.
(ii)    The Company has not suffered a security breach with respect to the Company Data, Personal Data or Systems since its inception. The Company has not notified, nor been obligated to notify, any Person of any information security breach or misuse involving Personal Data.
(q)    Effect of Transaction on Company IP. Except as disclosed in Section 2.13(q) of the Disclosure Schedule, neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or encumbrance on, any Company IP; (ii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; (iv) any right of any third party to terminate or alter the Company’s or, after the Closing, Parent’s rights in and to any Company IP; or (v) a breach of any license agreement listed or required to be listed in Section 2.13(e) of the Disclosure Schedule.
(r)    Effect of Transaction on Parent. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will cause: (i) Parent, any of its subsidiaries (other than Company) to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of Parent or any of its subsidiaries, (ii) Parent, any of its subsidiaries (including Company) to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) Parent, any of its subsidiaries (including the Company or the Surviving Entity) to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable in the absence of this Agreement or the transactions contemplated hereby.

2.14    Agreements, Contracts and Commitments.
(a)    Except as set forth in Section 2.14(a) of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, or bound by:
(i)    (A) any employment, contractor, or consulting agreement, contract or commitment with any Employee and (B) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee;
(ii)    any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(iii)    any fidelity or surety bond or completion bond;
(iv)    any lease of any real or personal property;
(v)    any agreement of indemnification, warranty or guaranty (excluding such agreements contained in the Standard Form Agreements);
(vi)    any agreement, contract or commitment relating to capital expenditures and involving future payments by the Company;
(vii)    any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
(viii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(ix)    any purchase order or Contract for the purchase of materials or services involving payments by the Company in excess of $10,000;
(x)    any Contract relating to Intellectual Property Rights, excluding Shrink-Wrap and Open Source Licenses;
(xi)    any joint marketing or affiliate agreement;
(xii)    any dealer, distribution, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the Company Products;
(xiii)    any joint venture or joint development arrangement;
(xiv)    any nondisclosure, confidentiality or similar agreement, other than nondisclosure agreements on the Company’s standard form which has been made available to Parent or confidentiality provisions contained in the Company’s Standard Form Agreements or in Contracts otherwise disclosed in Section 2.14(a) of the Disclosure Schedule;
(xv)    any Contract pursuant to which the Company is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms; or
(xvi)    any other agreement, contract or commitment that involves $10,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within 30 days.
(b)    The Company has made available to Parent true and complete copies of each Contract that has been requested by Parent or its counsel, which shall be deemed to include, but shall not be limited to, all Contracts required to be disclosed pursuant to Sections 2.2, 2.11, 2.12, 2.13 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement) and 2.14(a) (each a “Material Contract” and collectively, the “Material Contracts”) and each of the other documents listed on the Disclosure Schedule.
(c)    Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity. The Company is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract or any Contract relating to Shrink-Wrap or Open Source Materials, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party. As of the date hereof, there are no new Contracts being actively negotiated that would be required to be listed in Section 2.14(a).
(d)    The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Material Contract.
(e)    All outstanding Indebtedness for borrowed money of the Company may be prepaid without penalty.
2.15    Interested Party Transactions.
(a)    No officer of the Company, director of the Company or, to the Knowledge of the Company, Company Stockholder (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the

Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15.
(b)    All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the inception of the Company have been on an arms’‑length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
2.16    Company Authorizations.  Section 2.16 of the Disclosure Schedule sets forth each consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. The Company is in material compliance with all such Company Authorizations.
2.17    Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such), nor to the Knowledge of the Company are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such) by or before any Governmental Entity, nor, to the Knowledge of the Company, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to laws of the State of California to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
2.18    Minute Books.  The minute books of the Company, all of which have been made available to Parent, contain true, correct and complete records of all meetings held of, and corporate action taken by, the Company Stockholders, the Board and committees of the Board, and no meeting of any such Company Stockholders, Board or committee has been held for which minutes have not been prepared or that are not contained in such minute books. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company will be in the possession of the Company.
2.19    Environmental Matters.  The Company is in material compliance with all applicable statutes, laws, and regulations relating to the environment and occupational health and safety, and no material expenditures are or, to the Knowledge of the Company will be required in order to comply with any such existing statutes, laws or regulations.
2.20    Brokers’ and Finders’ Fees.  The Company has not incurred, or will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.
2.21    Employee Benefit Plans and Compensation.
(a)    Schedule. Section 2.21(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan or Employee Agreement.
(b)    Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) model COBRA forms and related notices, (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan and (xii) each affirmative action plan, if applicable.
(c)    Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and, as of the date hereof, have no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
(d)    No Pension Plan. Neither of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
(e)    No Self Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).
(f)    Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
(g)    No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.
(h)    Effect of Transaction. Except as set forth in Section 2.21(h) of the Disclosure Schedule or as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service will, except with respect to any compensation arrangements entered into between Parent and any Continuing Employee following the Effective Time, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
(i)    Employment Matters. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy or long term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each current employee, consultant, advisor, independent contractor or director of the Company or any ERISA Affiliate are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate other than claims for severance pay and benefits as set forth in Section 2.21(h) of the Disclosure Schedule. The Company has no material liability with respect to any misclassification of: (1) any Person as an independent contractor rather than as an employee, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages.
(j)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any current employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company. The Company has not taken any action that would constitute a "plant closing" or "mass layoff" within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
(k)    No Interference or Conflict. To the Knowledge of the Company, no director, officer, employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.
(l)    No International Employee Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any International Employee Plan.
(m)    Certain Employee Matters. Section 2.21(m) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and all other remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee, (vii) accrued sick days for current calendar year, (viii) relevant prior notice period required in the event of termination, (ix) eligibility to Company car or travel expenses, (x) any severance or termination payment (in cash or otherwise) to which any employee could be entitled, and (xi) average over-time payments per month during the preceding twelve-month period. To the Knowledge of the Company, no employee listed on Section 2.21(m) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.
(n)    Section 2.21(n) of the Disclosure Schedule lists (i) all current independent contractors, consultants and advisors to the Company, (ii) the location at which such independent contractors, consultants and advisors are providing services; (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors; and (iv) the start and termination date of any agreement binding any Person that has a consulting or advisory relationship with the Company. Except as set forth on Section 2.21(n) of the Disclosure Schedule, all independent contractors, consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company.
2.22    Insurance.  Section 2.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims since the Company’s inception for which an insurance carrier has denied or to the Knowledge of the Company threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds.
2.23    Compliance with Laws.  The Company has complied in all material respects with, is not in material violation of, and has not received any notices of suspected, potential or actual violation with respect to, any material foreign, federal, state or local statute, law or regulation.

2.24    Export Control Laws.  The Company has at all times conducted its export transactions in compliance, in all material respects, with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business.
2.25    Complete Copies of Materials.  The Company has made available true, correct and complete copies of each Contract or document (or summaries of the same if copies are not available) listed on the Disclosure Schedule.
2.26    Foreign Corrupt Practices Act.  Neither the Company, nor any of its officers, directors, employees, stockholders, agents or representatives, nor any Person associated with or acting for or on behalf of the Company, have directly or indirectly (a) made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of applicable law (including the Foreign Corrupt Practices Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records. The Company has established sufficient internal controls and procedures to ensure compliance with the Foreign Corrupt Practices Act and has made available all of such documentation to Parent or its counsel.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS
Each of Parent, Sub I and Sub II hereby represents and warrants to the Company on the date hereof and (except where a representation or warranty is made herein as of a specified date, then as of such date) as of the Effective Time, as though made at the Effective Time, as follows:
3.1    Organization.  Each of Parent, Sub I and Sub II is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Sub I and Sub II has the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent, Sub I and Sub II is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary to its business as currently conducted, except where failure to maintain such qualification, license or good standing would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the ability of Parent, Sub I or Sub II to fulfill its respective obligations hereunder. Each of Parent and Sub I has delivered a true and correct copy of its certificate of incorporation, as amended to date, and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Parent Corporate Charter Documents”), to the Company. Sub II has delivered a true and correct copy of its certificate of formation, as amended to date, and operating agreement, as amended to date, each in full force and effect on the date hereof (the “Sub II Charter Documents” and, together with the Parent Corporate Charter Documents, the “Parent Charter Documents”), to the Company. None of Parent, Sub I or Sub II is in violation of any of the provisions of the Parent Charter Documents applicable to it.

3.2    Authority and Enforceability.  Each of Parent, Sub I and Sub II has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, Sub I and Sub II of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Sub I and Sub II. This Agreement and any Related Agreements to which Parent, Sub I and Sub II are parties have been, or as of the Effective Time, will be, duly executed and delivered by Parent, Sub I and Sub II and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or will constitute when executed and delivered, the valid and binding obligations of Parent, Sub I and Sub II, enforceable against each of Parent, Sub I and Sub II in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity. No vote or other action by the stockholders of Parent is required by applicable law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent, Sub I and Sub II to consummate the First Merger, the Second Merger and the other transactions contemplated by this Agreement.
3.3    Cash Resources.  Parent has sufficient cash resources to pay the aggregate cash consideration payable pursuant to this Agreement.
3.4    Parent Common Stock; Capitalization of Merger Subs.
(c)    The shares of Parent Common Stock comprising the Aggregate Mixed Election Parent Share Amount and the Aggregate Series B Mixed Election Parent Share Amount will be duly authorized, and upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.
(d)    The authorized capital stock of Sub I consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Sub I is, and at the Effective Time will be, directly or indirectly owned by Parent. Sub I has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Mergers and the other transactions contemplated hereby.
(e)    All of the issued and outstanding membership interests of Sub II are, and at the Effective Time will be, directly or indirectly owned by Parent. Sub II has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Mergers and the other transactions contemplated hereby.
3.5    Parent SEC Reports.  Parent has filed all forms, reports and documents required to be filed by Parent with the United States Securities and Exchange Commission (the “SEC”) since May 18, 2011. All such required forms, reports and documents are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report that was filed prior to the date hereof.
3.6    No Conflict.  The execution and delivery by each of Parent, Sub I and Sub II of this Agreement and any Related Agreement to which any of them is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (i) any provision of the Parent Charter Documents or (ii) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it, assuming that the consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.7 below have been obtained or made, as the case may be.
3.7    Governmental Authorization.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, Parent, Sub I or Sub II in connection with the execution and delivery of this Agreement and any Related Agreement to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or (b) the filing of the Certificate of Merger as provided in Section 1.2(a) hereof.
ARTICLE IV
AGREEMENTS
4.1    Interim Covenants of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to take, or refrain from taking, such actions as set forth on Appendix A attached hereto.
4.2    Company Stockholder Approval.
(a)    Promptly following the execution of this Agreement, the Company shall have prepared (and shall have provided Parent with a reasonable opportunity to review and comment on) an information statement to be distributed to the Company Stockholders in connection with soliciting the approval of such Company Stockholders of this Agreement and the transactions contemplated hereby (the “Information Statement”), which Information Statement shall comply with all applicable laws and this Section 4.2. Each of Parent and the Company agree that all information provided by each of them for inclusion in any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, including the Information Statement (the “Soliciting Materials”), shall comply in all material respects with Regulation D and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement. As soon as practicable following the execution of this Agreement, the Company shall (i) submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption by such Company Stockholders pursuant to the Stockholder Written Consent and shall, in connection therewith, distribute to such Company Stockholders a copy of the Soliciting Materials and (ii) deliver to Parent, promptly after it becomes available, a true, correct and complete copy of the executed Stockholder Written Consent evidencing the Company’s receipt of the Requisite Stockholder Vote adopting this

Agreement and the transactions contemplated hereby, including (A) the deposit of the Escrow Amount with the Escrow Agent, (B) the appointment of the Stockholders’ Representative as the agent and attorney-in-fact for the Company Stockholders, having the powers and rights regarding indemnification set forth herein, and (C) the Series A Preferred Conversion.
(b)    The Company shall deliver to each Company Stockholder, along with the Information Statement, (i) a Stockholder Questionnaire in the form attached hereto as Exhibit H pursuant to which such Company Stockholder will indicate whether such Company Stockholder qualifies as an Accredited Investor and (ii) a Merger Consideration Election Form in the form attached hereto as Exhibit I (the “Merger Consideration Election Form”) permitting Accredited Stockholders to specify whether such holder elects to receive Stock Election Shares, Mixed Election Shares, Cash Election Shares, Series B Stock Election Shares, Series B Mixed Election Shares or Series B Cash Election Shares, as applicable. Any such election shall have been properly made only if Parent shall have actually received a properly completed Merger Consideration Election Form or such election is deemed properly made pursuant to the last sentence of this Section 4.2(b). Subject to the terms of this Agreement and of the Stockholder Questionnaire or Merger Consideration Election Form, as applicable, Parent shall have sole discretion to determine whether any Company Stockholder qualifies as an Accredited Investor and whether any election has been properly or timely made and to disregard immaterial defects in the Merger Consideration Election Forms, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. None of Parent, the Merger Subs or the Company shall be under any obligation to notify any Person of any defect in a Stockholder Questionnaire or Merger Consideration Election Form. Prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent Stockholder Questionnaires duly executed by Company Stockholders representing 90% of the outstanding Company Capital Stock and Parent Merger Consideration Election Forms duly executed by Accredited Stockholders representing 90% of the outstanding Company Capital Stock held by Accredited Stockholders. A Company Stockholder who does not return a properly completed Stockholder Questionnaire to the Company or Parent by the Closing will be deemed to not be an Accredited Investor, and a Company Stockholder that is an Accredited Investor, who does not return a properly completed Merger Consideration Election Form to the Company or Parent by the Closing will be deemed to have elected to receive Stock Election Shares or Series B Stock Election Shares, as applicable, in respect of such Company Stockholder’s shares of Company Capital Stock.
(c)    Promptly following execution of this Agreement, the Company shall deliver to Parent, prior to the solicitation of the requisite Company Stockholder approval described in Section 4.2(d), a 280G Waiver from each Person in the form attached hereto as Exhibit J (the “280G Waiver”) whom the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the solicitation of the requisite Company Stockholder approval described in Section 4.2(d), and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, unless the requisite Company Stockholder approval of such parachute payments is obtained pursuant to Section 4.2(d).
(d)    Promptly following the delivery by the Company to Parent of each 280G Waiver described in Section 4.2(b), the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a 280G Waiver and that Parent reasonably determines, or that Company reasonably determines, may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be

“parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.
(e)    The Soliciting Materials shall be subject to review and approval by Parent and shall include information regarding the Company, this Agreement and the transactions contemplated hereby, the deposit of the Escrow Amount with the Escrow Agent, the appointment of the Stockholders’ Representative as the agent and attorney-in-fact for the Company Stockholders, the Series A Preferred Conversion and the unanimous recommendation of the Board in favor of this Agreement and the transactions contemplated hereby, the deposit of the Escrow Amount with the Escrow Agent, the appointment of the Stockholders’ Representative as the agent and attorney-in-fact for the Company Stockholders, and the Series A Preferred Conversion. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company obtains Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement or any other Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Parent will promptly advise the Company in writing if at any time prior to the Closing Parent obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement or any other Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable law.
(f)    Except as required by applicable Delaware law, the Board shall not withdraw, alter, modify, change or revoke its approval of this Agreement and the transactions contemplated hereby nor its recommendation to the Company Stockholders to vote in favor of this Agreement and the transactions contemplated hereby.
4.3    Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 3 of Appendix A attached hereto, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any disputes or arbitration proceedings, shall be governed by the terms of the Non‑Disclosure Agreement dated as of December 4, 2013 (the “Confidential Disclosure Agreement”) between the Company and Parent until Closing. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non‑public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.
4.4    Public Disclosure.  Prior to the Closing, the Company shall not (nor will it permit, as applicable, any of its officers, directors, members, employees, stockholders, agents, partners, representatives or affiliates to), directly or indirectly (other than as specifically contemplated hereby), issue any statement or communication to any third party (other than its agents or representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the consent of Parent, except as may be required by applicable regulatory, administrative or legal requirements; provided, however, that in such event, the Company shall, or shall cause such Person, to give Parent prompt written notice of such obligation to enable Parent to seek a protective order or otherwise prevent such disclosure and that the Company shall use reasonable best efforts to cooperate with Parent to obtain such protective order or other appropriate remedy. Prior to the Closing, Parent shall not (nor will it permit, as applicable, any of its officers, directors, members, employees, stockholders, agents, partners, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents or representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the consent of the Company (such consent not to be unreasonably withheld), in each case of the foregoing, except as may be required by applicable regulatory, administrative or legal requirements, including the rules and regulations of the Securities Exchange Commission and the New York Stock Exchange.
4.5    Reasonable Best Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to cause the First Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that neither the Company nor Parent shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its subsidiaries or affiliates, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (c) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing herein shall require Parent or the Company to litigate with any third party, including without limitation, any Governmental Entity.
4.6    Termination of 401(k) Plan.  Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require.

4.7    Consents.  With respect to any Material Contract listed in Annex 8 to Appendix C, the Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties as are required thereunder in connection with the Mergers or for any such Material Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Surviving Entity under such Material Contracts from and after the Closing. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.
4.8    Terminated Agreements.  Prior to the Closing, the Company shall use reasonable best efforts to cause each of the agreements listed on Annex 9 to Appendix C attached hereto (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Entity will not incur any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements and shall indemnify, defend, protect and hold harmless Parent and the Surviving Entity from all Losses arising from the same and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses. In the event the First Merger does not close for any reason (other than pursuant to a termination under Section 7.1(g)), Parent shall not have any Liability to the Company or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such terminations.
4.9    Notices.  Prior to the Closing, the Company shall use reasonable best efforts to send each of the notices set forth in Annex 10 to Appendix C attached hereto (the “Notices”). The Company shall be responsible for making any payments required in connection with the Notices and shall indemnify, defend, protect and hold harmless Parent from all Losses arising from the same and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses.
4.10    Resignation of Officers and Directors; Indemnification.  Prior to the Closing, the Company shall use reasonable best efforts to cause each officer and director of the Company to execute a resignation letter in the form attached hereto as Exhibit K (the “Director and Officer Resignation Letter”), effective as of the Effective Time. If the First Merger is consummated, then until the sixth anniversary of the Effective Time, Parent will cause the Surviving Entity to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time pursuant to indemnification agreements with the Company in effect on the date of this Agreement and pursuant to the Charter Documents with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time.
4.11    Expenses.  Whether or not the First Merger is consummated, all fees and expenses incurred in connection with the First Merger (whether prior to or following Closing) including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including holders of Company Capital Stock and Company Options) incurred by a party (including the Indemnifying Parties) in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, but not limited to, any payments made or anticipated to be made by such party as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the First Merger, whenever incurred (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide to Parent, no less than two (2) Business Days prior to the Closing Date, a statement of Estimated Third Party Expenses showing detail of all unpaid Third Party Expenses incurred and expected to be incurred by the Company on or prior to the Closing in form reasonably satisfactory to Parent and certified as true and correct as of the Closing by the Company’s Chief Executive Officer (the “Statement of Expenses”). Any Third Party Expenses incurred by the Company as of and through the Closing Date that are not reflected on the Statement of Expenses, and thus were not included as part of the calculation of the Total Consideration, shall be paid out of the Escrow Amount in accordance with Section 6.4.
4.12    FIRPTA Compliance.  The Company shall deliver to Parent, no less than two (2) Business Days prior to the Closing Date, a properly executed statement (a “FIRPTA Compliance Certificate”) in the form attached as Exhibit L hereto, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445‑2(c)(3).
4.13    Payoff Letters.  Prior to the Closing, the Company shall use reasonable best efforts to obtain a payoff letter in a form acceptable to Parent in its reasonable discretion from each holder of Indebtedness (including, for the avoidance of doubt, any accounts payable) of the Company and each third party to or with which Company incurred or expects to incur a Third Party Expense as set forth in the Statement of Expenses.
4.14    Spreadsheet.  The Company shall deliver to Parent, not less than two (2) Business Days prior to the Closing Date, a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company (such certification, the “Spreadsheet Certificate”) as of the Closing and which shall include, among other things, as of the Closing:
(a)    with respect to each Company Stockholder, (i) such Person’s address and, if available to the Company, email address and social security number (or tax identification number, as applicable), (ii) the number of shares of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares (with data for each such certificate on a separate row of the Spreadsheet), (iv) the respective date(s) of acquisition of such shares and, with respect to shares acquired on or after January 1, 2011, the cost basis of such shares, (v) the Pro Rata Portion applicable to such Person, (vi) the aggregate amount of cash to be paid and shares of Parent Common Stock to be issued to such Person at the Closing in respect of such shares, (vii) the amount of shares of Parent Common Stock deposited with the Escrow Agent in respect of the Escrow Amount with respect to such Person with respect to such Person’s shares of Company Capital Stock, (viii) any amounts required to be withheld, (ix) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made, (x) as applicable, with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other security that would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities, together with any supporting schedules and documentation showing the number and type of securities held immediately prior to the Effective Time by each such holder, together with calculations of the amount then payable to such holder and (xi) such other information relevant thereto or that Parent or the Paying Agent may reasonably request; and
(b)    with respect to each holder of a Company Option, (i) such Person’s name, address and, if available to the Company, email address and social security number (or tax identification number, as applicable), (ii) the number of shares of Company Capital Stock underlying each Company Option held by such Person, (iii) the respective grant date(s) of such Company Options, (iv) the respective exercise price(s)

per share of such Company Options, (v) the respective vesting arrangement(s) with respect to such Company Options, (vi) whether such Company Options are incentive stock options or non-qualified stock options, (vii) the amount of Parent Common Stock deposited with the Escrow Agent in respect of the Escrow Amount with respect to such Person’s Company Options, (viii) the Pro Rata Portion applicable to such Person and (ix) such other information relevant thereto or that Parent or the Paying Agent may reasonably request.
4.15    Estimated Adjusted Working Capital Statement .  The Company shall have delivered, not less than two (2) Business Days prior to the Closing, to Parent the Estimated Adjusted Working Capital Statement in accordance with Section 1.8 together with a certificate, signed by the Company’s Chief Executive Officer and Treasurer, certifying that the Estimated Adjusted Working Capital Statement is complete and has been prepared in good faith in accordance with the terms of this Agreement (such certificate, the “AWC Certificate”).
4.16    New Employment Arrangements.  The Company shall use reasonable best efforts to cause each Employee set forth on Schedule 1.6(a) to become a Continuing Employee, and to cause each such Employee to execute and deliver to Parent a proprietary information invention assignment agreement and an employment agreement, each on Parent’s form, effective on the Closing Date.
4.17    Confirmatory Documents.  Except as otherwise set forth thereon, the Company shall use reasonable best efforts to cause each of the individuals set forth on Schedule 4.17 hereto to execute and deliver to the Company a Confirmatory Document.
4.18    Joinder Agreement.  The Company shall use reasonable best efforts to cause the Joinder Agreement in the form attached hereto as Exhibit M (the “Joinder Agreement”) to be executed on or prior to the Closing Date by each of the Company Stockholders.
4.19    Tax Treatment as a Reorganization.  Parent and the Surviving Entity shall report the Mergers for income tax purposes as a single “reorganization” within the meaning of Section 368(a) of the Code, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a taxing authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, however, even though it is intended by the parties hereto that the Mergers shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, Parent makes no representations or warranties to the Company or to any Company Security Holder that the Mergers will qualify as a tax-free “reorganization” under the Code. Parent shall not take any action (and shall prevent its Affiliates from taking any action) following or prior to the Closing, that would cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
4.20    Series A Preferred Conversion.  The Company shall take any and all actions necessary to effect the Series A Preferred Conversion such that shares of Company Common Stock and Company Series B Preferred Stock shall be the only outstanding shares of Company Capital Stock as of the Closing.
4.21    Philippines Contractors.  The Company shall terminate each of its consulting agreements with the contractors set forth on Schedule 4.21 and shall use reasonable best efforts to cause each of the contractors set forth on Schedule 4.21 to (1) become employed or otherwise engaged by KMC MAG Solutions, Inc. and (2) become contractors of the Company through the Company’s agreement with KMC MAG Solutions, Inc.

4.22    Cash Distribution.  If immediately prior to the Closing, the Company maintains an Estimated Working Capital Surplus, to the extent that the Company can distribute its cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents (“Excess Closing Cash”) and still maintain the Minimum Working Capital, the Company shall distribute at least 95% of such Excess Closing Cash prior to the Closing Date and in the manner set forth on Annex 1 to Appendix A to this Agreement (the “Cash Distribution”).
ARTICLE V

CONDITIONS TO THE FIRST MERGER
5.1    Conditions to Obligations of Each Party to Effect the First Merger.  The respective obligations of the Company, Parent and Sub I to effect the First Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the conditions set forth on Appendix B attached hereto.
5.2    Conditions to the Obligations of Parent and Sub I.  The obligations of Parent and Sub I to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the conditions set forth on Appendix C attached hereto, any of which may be waived, in writing, exclusively by Parent and Sub I.
5.3    Conditions to Obligations of the Company.  The obligations of the Company to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the conditions set forth on Appendix D attached hereto, any of which may be waived, in writing, exclusively by the Company.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; ESCROW
6.1    Survival. The representations and warranties of the Company contained in this Agreement and in the Certificates shall survive for a period of eighteen (18) months following the Closing Date (the date of expiration of such eighteen (18) month period, the “Survival Date”), except to the extent subject to a pending claim for indemnification set forth in an Officer’s Certificate delivered prior to the termination of the Escrow Period (as defined below), and then until such claim is resolved in accordance with this Agreement; provided, however, that in the event of fraud, intentional misrepresentation or intentional or willful breach by the Company of a representation or warranty contained in this Agreement or in the Certificates, as applicable, such representation or warranty shall not terminate; provided further, however, that the representations and warranties (i) contained in Section 2.1(a) (Organization of the Company), Section 2.2 (Company Capital Structure), and Section 2.4 (Authority and Enforceability) hereof and the certificate delivered pursuant to Section 21 of Appendix C (Spreadsheet) shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto until the expiration of the applicable statute of limitations, and (ii) contained in Section 2.10 (Tax Matters) shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is sixty (60) calendar days immediately following the expiration of the statutes of limitations (including any extensions or waivers thereof) applicable to any Taxes which are the subject of any such representations and warranties hereof (the representations and warranties identified in subsections (i) and (ii) of this Section 6.1, the “Fundamental Matters”). The covenants of the Company shall not terminate until the date that is the calendar day after the expiration date of the applicable statute of limitations and shall constitute a

Fundamental Matter for all purposes under this Agreement. The representations and warranties of Parent, Sub I and Sub II contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.
6.2    Indemnification.
(a)    By virtue of the First Merger, subject to the provisions of this Article VI, from and after the consummation of the First Merger, the Indemnifying Parties agree to severally (in accordance with their respective Pro Rata Portions) and not jointly (except as otherwise specifically set forth in this Article VI), indemnify and hold harmless, and will compensate and reimburse, Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Entity (the “Indemnified Parties”), against all claims, losses, Liabilities, damages, Taxes, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, whether or not such Losses relate to any third party claim, as a result of the following (the “Indemnifiable Matters”):
(i)    any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in the Certificates;
(ii)    any failure by the Company or any Indemnifying Party to perform or comply with any covenant or agreement applicable to any of them contained in this Agreement;
(iii)    any Third Party Expenses of the Company incurred on or prior to the Closing Date, Company Indebtedness as of the Closing and any Unpaid Pre-Closing Taxes that are not already reflected as an adjustment to the Total Consideration;
(iv)    any Excess Consideration;
(v)    any current accounts receivable that were included in the calculation of the Adjusted Working Capital that are not received by Parent within the current calendar year (provided that Parent shall in good faith make use commercially reasonable efforts to collect all such accounts receivable), to the extent not taken into account as Excess Consideration;
(vi)    any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Spreadsheet (collectively, “Spreadsheet Losses”);
(vii)    any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code occurring or arising as the result of any compensatory arrangements in effect as of or prior to the Closing Date;
(viii)    any payment or consideration (A) not already reflected as an adjustment to the Total Consideration and (B) arising under any consents, notices, waivers, terminations, modifications or approvals of any party under any agreement as are required in connection with the Mergers or for any such agreement to remain in full force or effect following the Closing;

(ix)    (A) any fraud committed by the Company or any of its Affiliates or of which the directors, officers or Key Stockholders of the Company have actual knowledge, and (B) any intentional misrepresentation or intentional or willful breach of or related to this Agreement, any Certificate, the Spreadsheet or other instrument delivered pursuant to this Agreement committed by the Company or any of its Affiliates or of which the directors, officers or Key Stockholders of the Company have actual knowledge;
(x)    the Indemnifying Parties’ portion of the Escrow Agent-Related Losses (as defined below); and
(xi)    any Losses relating to or arising out of the matters set forth on Schedule 6.2(a)(xi) hereto.
(b)    Notwithstanding Section 6.2(a), any Indemnifying Party committing, or being aware of, any fraud, intentional misrepresentation or intentional or willful breach of this Agreement, in the Certificates or in the Spreadsheet shall indemnify, and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Company), as a result of such fraud, intentional misrepresentation or intentional or willful breach; provided that the liability of any Indemnifying Party arising out of such Indemnifying Party’s awareness of such fraud, intentional misrepresentation or intentional or willful breach be several and not joint and the maximum amount that the Indemnified Parties may recover from such Indemnifying Party for such Losses shall be limited to an amount equal to the amount of the Total Consideration received by such Indemnifying Party pursuant to Section 1.7.
(c)    For the purposes of this Article VI only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure, of any representation, warranty, covenant or agreement given or made by the Company that is qualified or limited in scope as to materiality, Material Adverse Effect (including the definition of Material Contracts), or Knowledge, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.
(d)    The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company, the Surviving Entity or Parent with respect to any Loss claimed by an Indemnified Party.
(e)    Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement (other than the Certificates) against the parties thereto.
6.3    Maximum Payments; Remedy.
(a)    From and after the Closing, recourse of Parent and the other Indemnified Parties to the Escrow Amount pursuant to this Agreement shall be the sole and exclusive remedy of Parent and the other Indemnified Parties for recovery of Losses under the indemnification provisions contained in Section 6.2(a)(i) (it being understood that nothing in this Section 6.3(a) or elsewhere in this Agreement shall affect Parent’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Indemnifying Party, and the Escrow Amount shall not be the exclusive remedy, in respect of (i) Losses (A) arising out of the Indemnifiable Matters described in clauses (ii) through (x) of Section 6.2(a) or (B) with respect to any Fundamental Matter, or (ii) Losses arising out of fraud, any intentional misrepresentation or intentional or willful breach of or related to this Agreement, any Certificate, the Spreadsheet or other instrument delivered pursuant to this Agreement (such Losses described in components (i) and (ii) of the foregoing sentence, collectively, the “Outside Escrow Matters”), in which case the liability of the Indemnifying Parties shall be several and not joint and the maximum amount that the Indemnified Parties may recover from each Indemnifying Party for such Losses shall be limited to an amount equal to the amount of the Total Consideration received by such Indemnifying Party pursuant to Section 1.7; provided, however, that the Escrow Amount shall be the first source of indemnification for any claims arising out of the Outside Escrow Matters, and no such claims may be satisfied against an Indemnifying Party until the Escrow Amount has been exhausted; provided, further that in no event shall an Indemnified Party be entitled to recover for the same Loss under more than one clause of Section 6.2; provided, further, that there shall be no limitation on the amount that the Indemnified Parties may recover from an Indemnifying Party for Losses arising out of any fraud, intentional misrepresentation or intentional or willful breach committed by such Indemnifying Party of or related to this Agreement, any Certificate, the Spreadsheet or other instrument delivered committed by such Indemnifying Party pursuant to this Agreement.
(b)    Nothing in this Article VI shall limit the Liability of Parent, Sub I, Sub II or the Company for any willful breach of any representation or warranty contained in this Agreement, any Certificate or other instrument delivered pursuant to this Agreement if the First Merger does not close.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VI notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto (other than knowledge arising directly out of the disclosures explicitly set forth in the Disclosure Schedule, provided, that such disclosures are not qualified as being disclosed for informational purposes or otherwise described as not limiting the Indemnified Parties’ rights to indemnification pursuant to this Agreement). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations).
(d)    Except as set forth in the second sentence of this Section 6.3(d), an Indemnified Party may not recover any Losses under Section 6.2(a)(i) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 6.2(a)(i) hereof in excess of $1,200,000 in the aggregate (the “Basket”) has or have been delivered to the Escrow Agent and the Stockholder Representative as provided in Section 6.4(a) hereof, and such amount is payable in accordance with this Article VI, at which time such Indemnified Party shall be entitled to recover all Losses so identified in full from the first dollar (including the amount of the Basket). The provisions of this Section 6.3(d) shall not apply to any and all claims or payments made with respect to all Losses incurred with respect to the Outside Escrow Matters or the matters set forth on Schedule 6.2(a)(xi) hereto.
(e)    Notwithstanding any other provision of this Agreement, no Indemnifying Party shall be required to indemnify any Indemnified Party pursuant to this Article VI for any Losses to the extent that any Indemnified Party actually receives proceeds from insurance to pay such Losses, net of costs and expenses incurred in connection with the collection of such amounts; provided, however, that no Indemnified Party shall be required to seek any insurance or maintain any such insurance policies or other coverage. The Indemnified Party shall promptly refund any amount it actually receives (net of costs and expenses, incurred in connection with the collection of such amount) pursuant to the preceding sentence from insurance to the extent it actually receives such amount after payment by any Indemnifying Party.

6.4    Claims for Indemnification; Resolution of Conflicts.
(a)    Making a Claim for Indemnification; Officer’s Certificate.
(i)    An Indemnified Party may seek recovery of Losses pursuant to this Article VI by delivering to the Escrow Agent and the Stockholder Representative (and, in the case of recovery sought directly from one or more Indemnifying Parties directly, delivering to such Indemnifying Party) an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained, incurred or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated and the nature of the Indemnifiable Matter to which such item is related.
(ii)    In the event that an Indemnified Party pursues a claim directly against any Indemnifying Party, subject to the provisions of Section 6.3, Section 6.4(b) and Section 6.4(c) hereof, each Indemnifying Party shall promptly, and in no event later than thirty (30) days after delivery of an Officer’s Certificate to such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.
(b)    Objecting to a Claim for Indemnification.
(i)    The Stockholder Representative (or, in the case of a claim directly against one or more Indemnifying Parties, such Indemnifying Parties) may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification and the Escrow Agent a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to midnight (California time) on the thirtieth (30th) day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Stockholder Representative and each Indemnifying Party hereby waive the right to object to any claim, against the Escrow Amount or otherwise, in respect of any Escrow Agent-Related Loss.
(ii)    If the Stockholder Representative (or the Indemnifying Party, in the event that indemnification is being sought hereunder directly from an Indemnifying Party) does not object in writing (as provided in Section 6.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”) and, subject to the applicable provisions of Section 6.3 the Escrow Agent shall release such amount from the Escrow Amount in accordance with the terms of such Officer’s Certificate. With respect to such release, the Escrow Agent shall cause to be released from escrow cash and shares of Parent Common Stock that in the aggregate equal the amount of such Losses with shares of Parent Common Stock being valued at the Trading Price, with such cash and shares of Parent Common Stock being released from the escrow in proportion, as nearly as practicable, to the value of cash and shares of Parent Common Stock then in escrow, provided that no fractions of a share of Parent Common Stock will be released from escrow. Claims against the Escrow Amount made in respect of any Escrow Agent-Related Loss shall be resolved in the manner described in this Section 6.4(b)(ii) and shall be considered an Unobjected Claim.
(cl)    Resolution of Conflicts. In case the Stockholder Representative (or the Indemnifying Parties in the case of a claim for indemnification sought directly from an Indemnifying Party) timely delivers an Objection Notice in accordance with Section 6.4(b)(i) hereof (other than in connection with Escrow Agent-Related Losses), the Escrow Agent shall not make any distribution on claims specified in an Objection Notice until agreement is reached or as provided in this Section 6.4(c), and the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. Either party may, but shall not be obligated to, initiate non‑binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in Santa Clara County, California during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties. If one party initiates mediation, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding. If the Stockholder Representative (or the objecting Indemnifying Parties) and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Amount, shall be furnished to the Escrow Agent and, in the case of a claim directly against the Indemnifying Parties, furnished to the Indemnifying Parties. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Amount in accordance with the terms thereof.
6.5    Escrow Arrangements.
(a)    Escrow Amount. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 6.2 hereof, promptly following the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Indemnifying Parties in accordance with the Spreadsheet in accordance with Section 1.7 and this Article VI. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VI.
(b)    Escrow Period; Distribution upon Termination of Escrow Period. The Escrow Period shall end at 5:00 p.m., local time on the Survival Date (the “Escrow Period”). On the next Business Day, the Escrow Agent shall distribute or cause to be distributed, the remaining portion of the Escrow Amount, if any, to the Indemnifying Parties; provided, however, that the Escrow Agent shall continue to withhold an amount in cash and shares of Parent Common Stock (with Parent Common Stock valued at the Trading Price) equal to any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the Survival Date, and any such property shall not be distributed to the Indemnifying Parties at such time. As soon as all such claims have been resolved, the Escrow Agent and Parent shall deliver to the Indemnifying Parties the remaining portion of the Escrow Amount, if any, not required to satisfy such Unresolved Claims. Deliveries of the remaining portion of the Escrow Amount to the Indemnifying Parties pursuant to this Section 6.5(b) shall be made in proportion to their respective Pro Rata

Portions of the remaining portion of the Escrow Amount, if any, with any shares of Parent Common Stock delivered to each Indemnifying Party rounded to the nearest whole share (with a fractional share of 0.5 and above rounded up). If the sum of the Pro Rata Portions together with any cash released, with shares of Parent Common Stock rounded to the nearest whole share (with a fractional share of 0.5 and above rounded up), does not equal the remaining portion of the Escrow Amount, then the appropriate amount will be added to or subtracted from the Indemnifying Party with the greatest Pro Rata Portion such that the sum of the rounded Pro Rata Portions does equal the remaining portion of the Escrow Amount. In the case of the Escrow Amount, if the sum of the Pro Rata Portions, with shares of Parent Common Stock rounded to the nearest whole share (with a fractional share of 0.5 and above rounded up), does not equal the remaining portion of the Escrow Amount, then the appropriate amount will be added to or subtracted from the Indemnifying Party with the greatest Pro Rata Portion such that the sum of the rounded Pro Rata Portions does equal the remaining portion of the Escrow Amount.
(c)    Release of Escrow with Respect to Amounts Payable to the Key Stockholders. The parties hereto agree and acknowledge that a portion of the amounts otherwise payable to the Key Stockholders in connection with this Agreement and the transactions contemplated hereunder and pursuant to their respective Restriction Agreements on the applicable vesting dates after the Closing will be retained and held back by Parent in accordance with Schedule 6.5(c) hereto and as set forth in the Spreadsheet without any act of such Key Stockholders. Notwithstanding Section 6.5(b), upon termination of the Escrow Period, the Escrow Agent shall distribute, or cause to be distributed, the remaining portion, if any, of the Escrow Amount attributed to amounts payable to the Key Stockholders pursuant to their respective Restriction Agreements (subject to last two sentences of Section 6.5(b)) after the Closing to the Key Stockholders on the later of (i) the applicable vesting date, subject to each such Key Stockholders continuing to be employed by Parent through such date and further subject to the other terms and conditions applicable to the accelerated vesting of such payments, if applicable, as set forth in such Key Stockholder’s Restriction Agreement and (ii) the resolution of any Unresolved Claims.
(d)    Protection of the Escrow Amount. The parties agree that, except to the extent there is a cancellation of shares of Parent Common Stock which make up the Escrow Amount in connection with Losses resulting from an Indemnifiable Matter, shares of Parent Common Stock held by the Escrow Agent shall be treated by Parent as issued and outstanding stock of Parent, and that “U.S. Bank National Association, as Escrow Agent” shall be shown as the record holder of the shares of Parent Common Stock that constitute the Escrow Amount (which such shares being held by the Escrow Agent in escrow for the benefit of the Indemnifying Parties pursuant to the terms herein). The Escrow Agent shall exercise its voting rights with respect to the shares of Parent Common Stock which make up the Escrow Amount in accordance with the instructions provided by the Stockholder Representative or, if applicable, any holder who provides voting instructions directly to the Escrow Agent. Upon receiving any dividends with respect to the shares of Parent Common Stock which make up the Escrow Amount, the Escrow Agent shall promptly, but in no event later than thirty (30) days after receiving such dividend, distribute such amounts to each Indemnifying Party based on its Pro Rata Portion.
(e)    Escrow Agent’s Duties
(i)    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
(ii)    The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
(iii)    The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
(iv)    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
(v)    In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. Subject to the foregoing sentence, the Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.
(vi)    If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his, her or its Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option upon prior written notice to the Stockholder Representative pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Escrow Agent-Related Loss) from such Indemnifying Party’s Pro Rata Portion of the

Escrow Amount. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and Liability imposed by the terms of this Agreement.
(vii)    Parent and the Indemnifying Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, Liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his, her or its Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option upon prior written notice to the Stockholder Representative pay such Indemnifying Party’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Indemnifying Party’s Pro Rata Portion of the Escrow Amount. Losses in respect of Agent Interpleader Expenses or Agent Indemnification Expenses shall be referred to herein as “Escrow Agent-Related Losses” and each, an “Escrow Agent-Related Loss.”
(viii)    The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and Liability under this Agreement.
(f)    Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Amount or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, reasonable attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
(g)    Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.6    Third Party Claims.  In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Amount or other indemnification pursuant to this Article VI, Parent shall promptly notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim (which such notice shall include a summary in reasonable detail of the basis of the Third Party Claim and to the extent practicable a reasonable estimate of the Losses), and the Stockholder Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The failure to so notify the Stockholder Representative shall not relieve the Indemnifying Parties of any liability, except to the extent and only to the extent the Stockholder Representative demonstrates that the defense of such action is materially prejudiced thereby. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Parties in defense of such Third Party Claim shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, in the event that the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) (which consent shall not be unreasonably withheld or delayed) is not obtained, indemnifiable Losses shall include reasonable amounts paid in settlement (and, for the avoidance doubt, shall not include unreasonable amounts paid in settlement); provided further, however, that the consent of the Stockholder Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Stockholder Representative shall have objected within twenty (20) days after a written request for such consent by Parent. In the event that the Stockholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VI to the amount of any Third Party Claim by Parent against the Escrow Amount, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement.
6.7    Stockholder Representative.
(a)    Steven Goodman is hereby appointed as the agent and attorney‑in‑fact of the Indemnifying Parties as the Stockholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications, to authorize satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless the former holders of a majority of Company Capital Stock (including for this purpose shares of Company Common Stock underlying Company Options) agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the former holders of a majority of Company Capital Stock (including for this purpose shares of Company Common Stock underlying Company Options). No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholder Representatives (including the Indemnifying Parties).

(b)    The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties from whom the Escrow Amount was withheld shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, Liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.
(c)    A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 7.3 and Section 7.4 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties. Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
6.8    Treatment of Indemnification Payments.  The parties hereto agree to treat (and cause their Affiliates to treat) any payments received pursuant to this Article VI as adjustments to the Total Consideration for all Tax purposes, to the maximum extent permitted by applicable laws.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
7.1    Termination.  Except as provided in Section 7.2 hereof, this Agreement may be terminated and the First Merger abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 7.1 shall give prompt written notice of such termination to the other party hereto):
(a)    by mutual written agreement of the Company and Parent;
(b)    by Parent or the Company if the Closing Date shall not have occurred by May 6, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
(c)    by Parent if the Stockholder Written Consent executed by Company Stockholders representing at least the Requisite Stockholder Vote is not delivered to Parent within two (2) hours following the exchange of signature pages by Parent, the Merger Subs and the Company; provided, however, that once the Requisite Stockholder Vote has been so obtained, Parent may not terminate this Agreement pursuant to this Section 7.1(c);
(d)    by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the First Merger illegal;

(e)    by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Merger by any Governmental Entity, which would constitute an Action of Divestiture;
(f)    by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 1 of Appendix C attached hereto would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date; or
(g)    by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent, Sub I or Sub II contained in this Agreement such that the conditions set forth in Section 1 of Appendix D hereto would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date.
7.2    Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, however, that Parent, Sub I, Sub II and the Company shall remain liable for any willful breaches of this Agreement, any Related Agreements or any Certificate or other instrument delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Section 4.3 (Confidentiality), Section 4.4 (Public Disclosure), Section 4.11 (Expenses), Section 6.3 (Maximum Payments; Remedy), Article VIII (General Provisions) and this Section 7.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.
7.3    Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, the Merger Subs, the Company, and, with respect to Article I, Article VI, Article VII and Article VIII hereof only, the Stockholder Representative. For purposes of this Section 7.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.
7.4    Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 7.4, the Indemnifying Parties agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.

ARTICLE VIII
GENERAL PROVISIONS
8.1    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like); provided, however, that notices sent by mail will not be deemed given until received:
(a)    if to Parent, to:
LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
Attention: General Counsel
Facsimile No.: (650) 810-2897
with a copy to (which shall not constitute notice):
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention:     Martin W. Korman
Bradley L. Finkelstein
Facsimile No.: (650) 493‑6811
(b)    if to the Company, to:
Bright Media Corporation
690 5th Street
San Francisco, CA 94107
Attention: Steven Goodman
with a copy to (which shall not constitute notice):
VLP Law Group LLP
3126 Scott Street, Suite 1
San Francisco, CA 94123
Attention:     Christopher E. La Chance
Facsimile No.: (415) 685‑4868
(c)    If to an Indemnifying Party, to its address as set forth in the Spreadsheet.

(d)    If to the Stockholder Representative:
Steven Goodman
2670 Chestnut Street
San Francisco, CA 94123
(e)    If to the Escrow Agent:
U.S. Bank National Association
One California Street Suite 1000
San Francisco, CA 94111
Attention: Sheila K Soares
Facsimile No.: (415) 677-3768

8.2    Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
8.3    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.
8.4    Entire Agreement; Assignment.  This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
8.5    Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
8.6    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.
8.7    Other Remedies.  Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
8.8    Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 2 of Appendix A attached hereto and Section 6.4(c) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 6.4(c) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.
8.9    Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. For the avoidance of doubt, the phrases “as of the date hereof”, “as of the date of this Agreement” or words of similar import as used herein shall mean “as of February 6, 2014” (i.e., the date this Agreement was executed).
8.10    Certain Procedures for Opening an Escrow Account.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
8.11    Optional Security Measures.  In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 8.11 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If the Escrow Agent is unable to contact any of the designated representatives identified in Schedule 8.11, the Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Parent’s executive officers, which shall include the titles of Chief Executive Officer, President and Vice President, as the Escrow Agent may select. Such executive officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Parent and Stockholder Representative agree that the Escrow Agent may at its option record any telephone calls made pursuant to this Section. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or Shareholder Representative to identify (a) the beneficiary, (b) the beneficiary's bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. Parent and Shareholder Representative acknowledge that these optional security procedures are commercially reasonable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub I, Sub II, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

LINKEDIN CORPORATION
By: /s/ Steven Sordello
Name: Steven Sordello
Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub I, Sub II, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

BOK CHOY ACQUISITION MERGER CORPORATION
By: /s/ Steven Sordello
Name: Steven Sordello
Title: President & Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub I, Sub II, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

BOK CHOY ACQUISITION MERGER LLC
By: /s/ Steven Sordello
Name: Steven Sordello
Title: President & Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub I, Sub II, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

BRIGHT MEDIA CORPORATION
By: /s/ Steven Goodman
Name: Steven Goodman
Title: President & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub I, Sub II, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION
By: /s/ Sheila Soares
Name: Sheila Soares
Title: Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub I, Sub II, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

STOCKHOLDER REPRESENTATIVE
By: /s/ Steven Goodman
Name: Steven Goodman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX A

CONDUCT PRIOR TO THE CLOSING
1.Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall operate the business of the Company, in the ordinary course of business consistent with past practices, except (a) as expressly set forth in Annex 1 hereto, (b) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed) or (c) as expressly contemplated by this Agreement. The Company agrees to pay Indebtedness for borrowed money and Taxes of the Company when due (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), to use commercially reasonable efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company, preserve the assets and technology of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Closing. The Company shall promptly notify Parent of any material event involving the Company that arises during the period commencing with the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement, (ii) as expressly set forth in Annex 1 hereto, or (iii) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed), the Company shall not from and after the date of this Agreement:
(a)    make any expenditure or enter into any commitment or transaction exceeding $5,000 individually or $10,000 in the aggregate;
(b)    (i) sell or license or transfer to any Person or entity any rights to any Company IP or enter into any agreement with respect to any Company IP with any Person or with respect to any Intellectual Property Rights or Technology of any Person (other than non-exclusive agreements to provide Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements), (ii) buy or license any Intellectual Property Rights or Technology or enter into any agreement with respect to the Intellectual Property Rights of any Person or entity, (iii) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, or (iv) change pricing charged by the Company to its customers or licensees, or the pricing set or charged by Persons who have licensed or obtained access to Company IP or Company Products;
(c)    terminate or extend, or materially amend, waive, modify, or violate the terms of, any Material Contract disclosed on the Disclosure Schedule (or agree to do so), or enter into any Contract which would constitute a Material Contract had such Contract been entered into prior to the date hereof;
(d)    engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;
(e)    enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company, including Company Products or Company IP;

(f)    initiate or settle any litigation, other than to enforce its rights under this Agreement;
(g)    other than as set forth on Annex 1, declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options or restricted stock awards that are outstanding on the date hereof and disclosed in the Disclosure Schedule;
(h)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than issuances of Company Capital Stock pursuant to exercises of Company Options in existence as of the date hereof and in accordance with their terms;
(i)    cause or permit any amendments to the Charter Documents or other organizational documents of the Company (whether by merger or otherwise);
(j)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;
(k)    purchase or sell (or enter into any agreement to purchase or sell) any interest in real property, grant any security interest in real property, enter into any lease, sublease, license, grant any right to occupy or use, or enter into any lease, sublease, license, or other use or occupancy agreement with respect to any real property, or alter, amend, modify or terminate any of the terms of any Lease Agreements or other Contract with respect to real property, or sell or grant any security interest in, or lease, sublease, license or grant any right to use any of the Company’s tangible assets material to the conduct of the Company’s business;
(l)    incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets;
(m)    grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;
(n)    grant any severance or termination pay (in cash, equity or otherwise) to any Employee, except payments made in the ordinary course of business pursuant to the Company Employee Plans set forth in the Disclosure Schedule and made available to Parent or pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;
(o)    hire, offer to hire or terminate any employees of the Company, or encourage any current Employees to resign from the Company;
(p)    send any written communications (including electronic communications) to its current Employees regarding this Agreement or the transactions contemplated hereby;

(q)    make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;
(r)    adopt, amend or fail to maintain any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees except payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;
(s)    waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Company Options or reprice any Company Options or authorize cash payments in exchange for any Company Options, except as expressly contemplated by (i) this Agreement, (ii) vesting acceleration terms set forth in existing restricted stock agreements entered into prior to the date of this Agreement pursuant to the 2011 Plan and (iii) vesting acceleration terms set forth in existing stock option agreements entered into prior to the date of this Agreement pursuant to the 2012 Plan;
(t)    revalue any of its assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;
(u)    other than Tax elections or accounting methods made on any Tax Return or deemed to have been made by reason of reporting items in a particular manner on any Tax Return, make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any income or other material Tax Return (including any amended Tax Return) unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;
(v)    enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than non-exclusive licenses of the Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements);
(w)    adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices; or
(x)    take, commit or agree in writing or otherwise to take, any of the actions described in Sections 1(a) through 1(w), inclusive, or any other act or omission that would cause or result in any of its representations and warranties contained herein being untrue or incorrect.
2.    No Solicitation.
(a)    Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 7.1 of this Agreement, neither the Company nor any of its affiliates shall (nor shall the Company or any of its affiliates permit any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, participate in or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or a material portion of the Company’s business or properties, or any equity interest in the Company or shares of Company Capital Stock or any rights to acquire any shares of Company Capital Stock or other equity interests in the Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company’s properties, books or records, in each case, other than in the ordinary course of business, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company, or any of its affiliates shall receive, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 7.1 of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company or such affiliate shall (x) immediately terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) promptly (and in any event within 24 hours of such event) notify Parent thereof, including information as to the identity of the Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request, including, but not limited to a copy of any written inquiry, offer or proposal or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing; provided, however, that to the extent the disclosure of any such information would require the Company to breach any non-disclosure agreement existing prior to the date hereof and disclosed on the Disclosure Schedule, the Company shall not be required to disclose such information but will inform Parent as to the existence of any such Competing Transaction and its good faith opinion (based upon the advice of legal counsel and its financial advisors) as to whether the Competing Transaction is inferior or superior from a financial point of view to the transactions contemplated by this Agreement.
(b)    The parties hereto agree that irreparable harm would occur in the event that the provisions of Section 2(a) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
3.    Access to Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (subject to applicable law relating to the exchange of information) to (a) all of the properties, books, contracts, commitments and records of the Company, including all Company IP (including access to design processes and methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the First Merger in accordance with the terms and provisions hereof.

4.    Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other parties of: (a) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of the Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing, (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 4 shall not limit or otherwise affect any remedies available to the party receiving such notice or constitute an acknowledgement or admission of a breach of this Agreement. No disclosure by the Company, or Parent pursuant to this Section 4, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant.

APPENDIX B

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE FIRST MERGER

1.    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the First Merger illegal or otherwise prohibiting or preventing consummation of the First Merger.
2.    No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing or restraining, in any material respect, the consummation of the First Merger, (ii) prohibiting Parent’s ownership or operation of any material portion of the business of the Company, or (iii) compelling Parent or the Company to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent as a result of the First Merger, shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be threatened or pending.
3.    Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or, with respect to Parent, subsidiaries arising out of, or in any way connected with, the First Merger or the other transactions contemplated by the terms of this Agreement that is reasonably expected to be materially adverse to the Company or Parent or otherwise seeking any result which has the effect of making the First Merger illegal or otherwise prohibiting consummation of the First Merger.

APPENDIX C

CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB I TO EFFECT THE FIRST MERGER
1.    Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of or prior to the Closing.
2.    No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or could reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect with respect to the Company.
3.    Unanimous Board Approval. This Agreement shall have been unanimously approved by the Board, which unanimous approval shall not have been altered, modified, changed or revoked.
4.    Company Stockholder Approval. Holders of at least 90% of the outstanding Company Capital Stock (inclusive of the Requisite Stockholder Vote) shall have approved this Agreement, the Certificate of Merger, the First Merger, and the transactions contemplated hereby and thereby (the “Closing Stockholder Vote”).
5.    280G Stockholder Approval; 280G Waivers. With respect to any payments and/or benefits that Parent reasonably determines or the Company reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, (x) Parent shall have received a 280G Waiver from each Employee receiving a payment that may constitute a “parachute payment” under Section 280G of the Code and (y) the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any Liabilities with respect to such “parachute payments. Each 280G Waiver shall be in effect immediately prior to the Effective Time.
6.    Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or, with respect to Parent, subsidiaries arising out of, or in any way connected with, the First Merger or the other transactions contemplated by the terms of this Agreement that is reasonably expected to be materially adverse to the Company or Parent or otherwise seeking any result which has the effect of making the First Merger illegal or otherwise prohibiting consummation of the First Merger.
7.    Termination of 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 4.6 of this Agreement, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 4.6 of this Agreement.

8.    Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Material Contract (including Lease Agreements) set forth on Annex 8 hereto as are required thereunder in connection with the Mergers, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
9.    Termination of Agreements. The Company shall have terminated each of those agreements listed on Annex 9 hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.
10.    Notices for Agreements. The Company shall have sent the notices set forth on Annex 10 hereto.
11.    Key Employee Agreements. Each of the Key Employee Agreements entered into concurrently with the execution of this Agreement shall be in full force and effect, no Key Employee shall have attempted (whether formally or informally) to terminate, rescind or repudiate any such Key Employee Agreement, and no Key Employee shall have notified (whether formally or informally) Parent or the Company of such Key Employee’s intention of leaving the employ of Parent or the Company following the Closing.
12.    Other Employee Arrangements. At least 4 of the Continuing Employees listed on Schedule 1.6(a) shall have executed an employment offer letter accepting such terms of employment and a proprietary information and inventions assignment agreement, in each case, on Parent’s standard form, and such agreements shall be in full force and effect, and each such Continuing Employee shall (A) continue to be employed by the Company as of immediately prior to the Effective Time, (B) not have notified the Company of any intention to leave the employ of the Company or Parent or any applicable subsidiary of Parent following the Closing.
13.    Non-Competition Agreements. Each of the Key Stockholders shall have executed and delivered a Non-Competition Agreement.
14.    Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Closing.
15.    Statement of Expenses. Parent shall have received from the Company the Statement of Expenses pursuant to Section 4.11 of this Agreement.
16.    Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
(a)    each of the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, each of which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;
(b)    the Company has performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by the Company as of or prior to the Closing; and
(c)    there has not occurred any Material Adverse Effect with respect to the Company since the date of this Agreement.

17.    Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board (whereby this Agreement and the transactions contemplated hereunder were unanimously approved by the Board), and (iii) the valid adoption of resolutions of the Company Stockholders constituting the Requisite Stockholder Vote and the Closing Stockholder Vote (whereby this Agreement and the consummation of the transactions contemplated hereby were approved) and (iv) the results of any vote of the Company Stockholders with respect to the approval or disapproval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.
18.    Certificates of Good Standing. Parent shall have received a long‑form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to the Closing with respect to the Company. Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the State of California and a Certificate of Entity Status from the State of California Franchise Tax Board, each dated within five Business Days prior to the Closing.
19.    FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
20.    Payoff Letters. Parent shall have received an executed payoff letter in a form acceptable to Parent in its reasonable discretion from each holder of Indebtedness of the Company and all such Indebtedness shall have been paid at or prior to the Closing, and for all Third Party Expenses listed on the Statement of Expenses.
21.    Spreadsheet. Parent shall have received from the Company the Spreadsheet and the Spreadsheet Certificate pursuant to Section 4.14 of this Agreement.
22.    Series A Preferred Conversion. The Series A Preferred Conversion shall have occurred as set forth in Section 1.7(a) of the Agreement.
23.    Estimated Adjusted Working Capital Statement. Parent shall have received the Estimated Adjusted Working Capital Statement and the AWC Certificate from the Company pursuant to Section 1.8(b) of this Agreement and Section 4.15 of this Agreement.
24.    Confirmatory Documents. Except as otherwise set forth thereon, the Company and the individuals listed on Schedule 4.17 of the Agreement shall have executed, and Parent shall have received copies of, the Confirmatory Documents, each of which shall be in full force and effect as of the Closing.
25.    Joinder Agreements. Parent shall have received Joinder Agreements from holders representing at least 90% of the outstanding shares of the Company Capital Stock.
26.    Stockholder Questionnaires. Parent shall have received Stockholder Questionnaires from the holders of at least 90% of the outstanding shares of Company Capital Stock.
27.    Restriction Agreement Parent shall have received a Restriction Agreement from each Key Stockholder.
28.    Philippines Contractors. Each of the contractors set forth on Schedule 4.21 shall have (1) terminated their consulting agreements with the Company, (2) become employed or otherwise engaged by KMC MAG Solutions, Inc. and (3) become contractors of the Company through the Company’s agreement with KMC MAG Solutions, Inc.

29.    Cash Distribution.
 The Company shall have effectuated the Cash Distribution pursuant to Section 4.22 of this Agreement and in the manner set forth in Annex 1 to Appendix A to this Agreement.

APPENDIX D

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE FIRST MERGER
1.    Representations, Warranties and Covenants. (i) The representations and warranties of Parent, Sub I and Sub II in this Agreement (other than the representations and warranties of Parent, Sub I and Sub II as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date and (ii) each of Parent, Sub I and Sub II shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.
2.    Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing:
(a)    each of the representations and warranties made by Parent, Sub I and Sub II in this Agreement (other than the representations and warranties of Parent, Sub I and Sub II as of a specified date, each of which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and
(a)    Each of Parent, Sub I and Sub II has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of or prior to the Closing.
3.    Requisite Stockholder Vote. This Agreement and the transactions and the consummation of the transactions contemplated hereby shall have been approved by the Requisite Stockholder Vote.

INDEX OF DEFINED TERMS

Term	Section
1933 ACT	1.9(a)
280G Waiver	4.2(c)
280G Approval	4.2(d)
401(k) Plan	4.6
Accredited Investor	1.6
Accredited Stockholder	1.6
Action of Divestiture	4.5
Additional Per Share Amount	1.6
Adjusted Accredited Stockholder Shares	1.6
Adjusted Common Shares	1.6
Affiliate	1.6
Agent Indemnification Expenses	6.5(e)(vii)

Term	Section
Agent Interpleader Expenses	6.5(e)(vi)
Aggregate Cash Escrow Contribution	1.6
Aggregate Mixed Election Cash Consideration Amount	1.6
Aggregate Mixed Election Parent Share Amount	1.6
Aggregate Mixed Election Stock Consideration	1.6
Aggregate Series B Mixed Election Cash Consideration Amount	1.6
Aggregate Series B Mixed Election Parent Share Amount	1.6
Aggregate Series B Mixed Election Stock Consideration	1.6
Aggregate Series B Stock Election Parent Share Amount	1.6
Aggregate Stock Election Parent Share Amount	1.6
Aggregate Stock Escrow Contribution	1.6
Agreement	Preamble
Amendment to Stock Option Agreement	Recitals
Assumed Option or Assumed Options	1.7(b)(i)(A)
Balance Sheet Date	2.7(a)
Basket	6.3(d)
Board	2.1(a)
Books and Records	2.18
Business Day(s)	1.6
Cash Cutback	1.7
Cash Ratchetback	1.7
CCC	1.11(a)
Certificate of Incorporation	2.1(a)
Certificate of Merger	1.2(a)
Certificates	1.6
Charter Documents	2.1(a)
Claim Date	6.4(a)(i)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Per Share Cash Election Amount	1.6
Closing Per Share Mixed Election Amount	1.6
Closing Per Share Mixed Election Stock Amount	1.6
Closing Per Share Stock Election Amount	1.6
Closing Stockholder Vote	Appendix C
COBRA	1.6
Code	1.6
Company	Preamble
Company Authorizations	2.16
Company Capital Stock	1.6
Company Class A Common Stock	1.6
Company Class E Common Stock	1.6

Term	Section
Company Class F Common Stock	1.6
Company Common Stock	1.6
Company Data	2.13(a)
Company Employee Plan	1.6
Company IP	2.13(a)
Company Optionholder	1.6
Company Options	1.6
Company Owned IP	2.13(a)
Company Preferred Stock	1.6
Company Privacy Policy	2.13(m)(i)
Company Products	2.13(a)
Company Registered IP	2.13(c)
Company Security Holders	1.6
Company Series A Preferred Stock	1.6
Company Series B Preferred Stock	1.6
Company Software	2.13(i)
Company Source Code	2.13(a)
Company Stock Certificates	1.9(c)
Company Stockholder	1.6
Company Website	2.13(a)
Competing Transaction	Appendix A
Confidential Disclosure Agreement	4.3
Conflict	2.5
Consideration Fund	1.9(a)
Continuing Employees	1.6
Confirmatory Documents	4.17
Contract	1.6
Current Balance Sheet	2.7(a)
Delaware Law	1.1
Director and Officer Resignation Letter	4.10
Disclosure Schedule	Article II
Dissenting Shares	1.11(a)
DOL	1.6
Dollars or $	1.6
Effective Time	1.2(a)
Employee	1.6
Employee Agreement	1.6
End Date	7.1(b)
Equipment	2.12(c)
ERISA	1.6
ERISA Affiliate	1.6

Term	Section
Escrow Agent	1.6
Escrow Agent-Related Loss or Escrow Agent-Related Losses	6.5(e)(vii)
Escrow Amount	1.6
Escrow Per Share Amount	1.6
Escrow Per Share Portion	1.6
Escrow Period	6.5(b)
Estimated Third Party Expenses	1.6
Exchange Act	1.6
Financials	2.7(a)
FIRPTA Compliance Certificate	4.12
First Merger	Recitals
First-Step Surviving Corporation	1.1
Fundamental Matters	6.1
GAAP	1.6
Governmental Entity	2.6
Indebtedness	1.6
Indemnifiable Matters	6.2(a)
Indemnified Parties	6.2(a)
Information Statement	4.2(a)
Initial Escrow Amount	1.6
Intellectual Property Rights	2.13(a)
Interested Party	2.15(a)
International Employee Plan	1.6
Investors’ Rights Agreement	1.6
IRS	1.6
Joinder Agreement	4.18
Key Employee	1.6
Key Employee Agreements	Recitals
Key Stockholder	1.6
Knowledge or Known	1.6
Lease Agreements	2.12(b)
Leased Real Property	2.12(b)
Letter of Transmittal	1.9(c)
Liability or Liabilities	1.6
Lien	1.6
Loss or Losses	6.2(a)
made available	1.6
Material Adverse Effect	1.6
Material Contract or Material Contracts	2.14(b)
Merger Consideration Election Form	4.2(b)
Merger Subs	Preamble

Term	Section
Mergers	Recitals
Mixed Election Share	1.6
Needed Consents	2.5
Non‑Competition Agreement	Recitals
Notices	4.9
Objection Deadline	6.4(b)(i)
Objection Notice	6.4(b)(i)
Officer’s Certificate	6.4(a)(i)
Open Source License	2.13(a)
Open Source Material	2.13(a)
Option Exchange Ratio	1.6
Outside Escrow Matters	6.3(a)
Parent	Preamble
Parent Charter Documents	3.1
Parent Common Stock	1.6
Parent Corporate Charter Documents	3.1
Parent SEC Reports	3.5
Parent Trading Price	1.6
Patent Rights	2.13(a)
Paying Agent	1.9(a)
Pension Plan	1.6
Per Share Cash Election Amount	1.6
Per Share Cash Escrow Contribution	1.6
Per Share Mixed Election Amount	1.6
Per Share Mixed Election Cash Amount	1.6
Per Share Mixed Election Stock Amount	1.6
Per Share Series B Mixed Election Amount	1.6
Per Share Series B Mixed Election Cash Amount	1.6
Per Share Series B Mixed Election Stock Amount	1.6
Per Share Series B Preferred Preference	1.6
Per Share Series B Stock Election Amount	1.6
Per Share Stock Election Amount	1.6
Per Share Stock Escrow Contribution	1.6
Person	1.6
Personal Data	1.6; 2.13(a)
Plans	1.6
Pre-Closing Tax Period	1.6
PTO	2.13(c)
Registered IP	1.6; 2.13(a)
“Related Agreements	1.6
Requisite Stockholder Vote	Recitals

Term	Section
Restriction Agreements	Recitals
ROFR and Co-Sale Agreement	1.6
SEC	3.5
Second Effective Time	1.2(b)
Second Merger	Recitals
Section 409A	2.2(c)
Securities Act	1.6
Series A Indemnifying Party	1.6
Series A Preferred Conversion	1.7(a)
Series B Mixed Election Share	1.6
Series B Preferred Preference	1.6
Series B Preferred Stockholders	1.6
Series B Stock Election Shares	1.6
Shrink-Wrap	2.13(a)
Soliciting Materials	4.2(a)
Spreadsheet	4.14
Spreadsheet Certificate	4.14
Spreadsheet Losses	6.2(a)(vi)
Standard Form Agreements	2.13(e)(iii)
Statement of Expenses	4.11
Stock Election Shares	1.6
Stockholder Representative	Preamble
Stockholder Written Consent	Recitals
Straddle Period	1.6
Sub I	Preamble
Sub II	Preamble
Sub II Charter Documents	3.1
subsidiary	1.6
Surrendering Holder	1.9(c)
Survival Date	6.1
Surviving Entity	1.1
Systems	2.13(o)
Tax Incentive	2.10(b)(xiv)
Tax or Taxes	2.10(a)
Tax Returns	2.10(b)(i)
Technology	2.13(a)
Terminated Agreements	4.8
Third Party Claim	6.6
Third Party Expenses	4.11
Total Consideration	1.6
Total Common Consideration	1.6

Term	Section
Total Outstanding Series B Preferred Shares	1.6
Transaction Payroll Taxes	1.6
Unaccredited Stockholder	1.6
Unobjected Claim	6.4(b)(ii)
Unpaid Pre-Closing Taxes	1.6
Unresolved Claims	6.5(b)
User Data	2.13(a)
Voting Agreement	1.6
WARN	1.6